As filed with the Securities and Exchange Commission on August 4, 2011   Registration No. 333-174261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Immobiliare Global Investments, Inc.

(Name of registrant as specified in its charter)

Florida

4220

27-3943293

(State or jurisdiction of incorporation or

(Primary Standard Industrial Classification Code

(I.R.S. Employer Identification No.)

Organization)

Number)

13575 58th Street N., Suite 140

Clearwater, Florida 33760

(602) 885-9792

(Address and telephone number of registrant’s principal executive offices)

Lee Segal, Esquire

Segal & Schuh Law Group, P.L.

13575 58th Street N., Suite 140

Clearwater, Florida 33760

(727) 824-5775

(Name, address and telephone number of agent for service)

Copy to:

Clifford J. Hunt, Esquire

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida 33772

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);

Large accelerated filer [  ]

Accelerated filer [  ]

Non-accelerated filer [  ]

Smaller reporting company [X]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.001	25,000,000	$0.50	$12,500,000	$1,451.25

1.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

2.

 The 25,000,000 shares of common stock identified in the table above relate to a direct offering by the Company and a Resale Offering by forty-three (43) selling shareholders.  The selling shareholders may sell up to 11,295,000 shares in the Resale Offering.  The selling shareholders must sell at fixed prices until a market develops and thereafter at prevailing market prices. There will be 13,705,000 shares of our common stock available for sale to the public in our direct offering. The number of shares being registered does not include an additional 53,230,000 shares beneficially owned by our current officers and directors.  There are a total of 64,525,000 shares of our common stock issued and outstanding as of July 29, 2011.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED August 3, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

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The information in this prospectus is not complete and may be changed.  The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated August 3, 2011

IMMOBILIARE GLOBAL INVESTMENTS, INC.

The Securities Being Offered by the Company and For Resale Are Shares of Common Stock of Immobiliare Global Investments, Inc.

Shares offered by the Company

13,705,000

Shares offered by Security Holders in Resale Offering

11,295,000

Immobiliare Global Investments, Inc. (“IGI”, “Immobiliare” or the “Company”) is offering on a best-efforts basis a maximum of 13,705,000 shares of its common stock at a price of $0.50 per share. This is the initial offering of Common Stock of Immobiliare Global Investments, Inc. and no public market exists for the securities being offered.  The Company is offering the shares on a “self-underwritten”, best-efforts basis directly through our officer and directors.  The shares offered for sale by the Company will be offered at a fixed price of $.50 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares required to be purchased. Our officer and directors of Immobiliare Global Investments, Inc., intend to sell the shares directly.  No commission or other compensation related to the sale of the shares will be paid to our officer and directors.  The intended methods of communication include, without limitations, telephone, and personal contact.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein. Our officer and directors will participate in the Resale Offering only.

This prospectus relates to 25,000,000 shares of Common Stock which are being offered directly by the Company and by selling shareholders in a Resale Offering, by the security holders named in this prospectus under the caption “Selling Security Holders.”  The 11,295,000 shares of common stock are being offered by forty-three (43) selling shareholders.  These shares do not include an additional 53,230,000 shares beneficially owned by our current officers and directors.  The selling shareholders must sell at fixed prices until a market develops and thereafter at prevailing market prices. There are a total of 64,525,000 shares of our common stock issued and outstanding as of July 29, 2011.

It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  The selling shareholders may sell shares of our common stock at a fixed price of $0.50 per share until a market develops for our shares and thereafter at prevailing market prices or privately negotiated prices. Selling shareholders are underwriters as defined under the Securities Act of 1933.The offering shall terminate no later than 180 days from the effective date of this registration statement. We will not receive any proceeds from the resale of shares of common stock by the selling shareholders.

Immobiliare Global Investments, Inc. presently has operations only in its wholly-owned subsidiary, presently consisting of residential rental properties and a 12 unit mobile home park. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk.  You should read the “RISK FACTORS” section beginning on page 8 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Nor have they made, or will they make, any determination as to whether anyone should buy these securities.  Any representation to the contrary is a criminal offense.

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Prior to this offering, there has been no public market for Immobiliare Global Investments, Inc.’s common stock.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
Per Share	1	$0.50	$0.00	$0.50
Maximum	13,705,000	$0.50	$0.00	$6,852,500

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PROSPECTUS SUMMARY

Item 3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

This summary highlights certain information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information regarding Immobiliare Global Investments, Inc. (“Us,” “We,” “Our,” “IGI,” the “Company,” or “the Corporation”) and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company

Our Business

Our Company is involved in real estate investments through our wholly owned subsidiary, Thomas Investment Holdings, LLC (“Thomas” or “TIH”), a Utah limited liability company. Thomas presently owns several parcels of real estate in Salt Lake City, Utah from which it receives rental income and that have an approximate value in excess of $950,000.00. For the next twelve (12) month period we propose to develop a state of the art self-storage facility totaling 53,400 square feet along with 900 units, located in Salt Lake City, Utah.

Our Statement of Organization:

We were incorporated in Florida on July 1, 2010, as Immobiliare Investors, Inc. On November 1, 2010 we amended our articles of incorporation and changed our name to Immobiliare Global Investments, Inc. Our principal executive offices are located at 1357 58th Street North, Suite 140, Clearwater, Florida 33760. Our telephone number is (602) 885-9792.

The Offering

Number of Shares Being Offered:

The Company is offering 13,705,000 shares of its common stock for sale to the public at the price of $.50 per share.  The selling security holders may sell up to 11,295,000 shares of common stock at $.50 per share. Affiliated persons are offering up to 8,000,000 shares for resale.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Non-affiliated selling security holders will sell at the fixed price.  The selling shareholders must sell at fixed prices until a market develops and thereafter at prevailing market prices. Selling shareholders are underwriters as defined under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:

64,525,000 shares of our common stock are issued and outstanding.  If all shares are sold by the Company in the offering there will be 78,230,000 shares of our common stock issued and outstanding. We also have 100,000 shares of our Class “C” preferred stock issued and outstanding.

Selected Financial Data – Annual:

	Year Ending December 31, 2010	Year Ending December 31, 2009	Change

Current assets	$133,264	$25	$133,239

Total assets	$1,829,890	$916,706	$913,184

Current liabilities	$16,633	$11,738	$4,895

Total liabilities	$1,701,010	$908,151	$792,859

Total stockholders’ equity	$128,880	$8,555	$120,325

Working capital	$116,631	$(11,713)	$128,344

Statement of operations
Revenues	$107,408	$90,566	$16,842

Operating expenses	72,927	62,255	10,672

Operating income	34,481	28,311	6,170

Interest expense	(56,494)	(53,570)	(2,924)

Provision for income tax benefit	8,100	--	8,100

Net loss	$(13,913)	$(25,259)	$11,346

Selected Financial Data – Interim

	March 31, 2011	December 31, 2010	Change

Current assets	$163,495	$133,264	$40,431

Total assets	$1,852,937	$1,829,890	$33,247

Current liabilities	$106,530	$16,633	$89,897

Total liabilities	$1,788,000	$1,701,010	$86,990

Total stockholders’ equity	$64,937	$128,880	$(53,743)

Working capital	$66,815	$116,631	$(49,816)

	Three months ending March 31, 2011	Three months ending March 31, 2010
Statement of operations
Revenues	$31,273	$23,149	$8,124

Operating expenses	135,533	12,815	10,672

Operating income	(104,260)	10,334	(114,594)

Interest expense	(27,283)	(12,743)	(14,540)

Provision for income tax benefit	17,800	--	17,800

Net loss	$(113,743)	$(2,409)	$111,334

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below.  You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.  Any of the following risks could adversely affect our business, financial conditions and results of operations.

Risks Related To the Company

(1) Our access to credit markets may be limited, which may adversely impact our liquidity.

We may require additional capital from outside sources from time to time. Our ability to arrange financing, and the cost of such capital, is dependent on numerous factors, including:

•	general economic, business and financial conditions;
•	credit availability from banks and other financial institutions;

•	investor confidence in us;

•	our levels of indebtedness;

•	competitive, legislative and regulatory matters;

•	cash flows; and
•	provisions of tax and securities laws that may impact raising capital

In addition, volatility in the capital markets may adversely affect our ability to access any available borrowing capacity under our revolving credit facility.

(2) Our operating results and financial condition may be adversely affected by unfavorable general economic conditions.

Unfavorable economic conditions worldwide contribute to slowdowns. If global economic conditions or economic conditions in the U.S. remain uncertain or persist, spread or deteriorate further, we may experience material adverse impacts on our results of operations, cash flows and financial condition.

(3) We will operate in a highly competitive business environment, and competitive pressures could adversely affect our business.

We will be competing with similar enterprises in our areas of operation. Some of our competitors are national self-storage companies that have greater financial resources than we do. Our competitors may expand or construct sales systems and associated infrastructure that would create additional competition for the services we provide to our customers. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. Uncertainty and possible adverse publicity may make us more susceptible to the loss of customers to our competitors. All of these competitive pressures could have a material adverse effect on our prospective business, results of operations and financial condition.

(4) We have minimal revenues and limited operating history.

We have minimal revenues and limited operations. Our record of minimal revenues and a limited operating history pose specific risks that may adversely affect our business or an investment in our common stock.  There can be no assurances that we will generate sufficient revenue from future operations to implement our business plan.

(5) As a public company, we will be subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy will raise our costs and may divert resources and management attention from operating our business.

We have historically operated as a private company. Following the effectiveness of this registration statement, we will need to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC regulations. Thus, we will need to ensure that we have the ability to prepare, on a timely basis, financial statements that comply with SEC reporting requirements. We will also become subject to other reporting and corporate governance requirements, including the listing standards of the national securities exchange upon which we list our Class A Common Stock, and the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the regulations promulgated thereunder, which will impose significant new compliance obligations upon us. As a public company, we will be required, among other things, to:

•	prepare and distribute reports and other stockholder communications in compliance with our obligations under the federal securities laws and the applicable national securities exchange listing rules;
•	define and expand the roles and the duties of our Board of Directors and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions;

•

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related rules and regulations of the SEC; and

•	involve and retain outside legal counsel and accountants in connection with the activities listed above

The adequacy of our internal control over financial reporting must be assessed by management for each year commencing with the year ending December 31, 2011. Our internal control over financial reporting may not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act. We will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. Ultimately, our efforts may not be adequate to comply with the requirements of Section 404. If we are unable to implement and maintain adequate internal control over financial reporting or otherwise to comply with Section 404, we may be unable to report financial information on a timely basis, may suffer adverse regulatory consequences, may have violations of the applicable national securities exchange listing rules and may breach covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight that will increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing and maintaining controls and procedures that comply with these requirements. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

(6) We are exposed to the creditworthiness and performance of our customers and any material nonpayment or nonperformance by one or more of these parties could adversely affect our financial and operational results.

There can be no assurance we have adequately assessed the creditworthiness of each of our existing or future customers, or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our financial condition and results of operations. Nor is there certainty that our customers will perform or adhere to existing or future contractual arrangements.

(7) We are dependent on the services of a certain key employee and the loss of his services could harm our business.

Our success largely depends on the continuing services of our President, Chief Executive Officer and Director, Wayne Middleton.  Our continued success also depends on our ability to attract and retain qualified personnel.  We believe that Mr. Middleton possesses valuable industry knowledge, experience and leadership abilities that would be difficult in the short term to replicate.  The loss of him as a key employee could harm our operations, business plans and cash flows.

(8) Because our acquisition of Thomas Investment Holdings, LLC resulted in our issuance of a promissory note in the amount of $800,000 secured by all of our assets, with a term requiring interest only payments in the amount of $3,000 per month with a maturity due date of November 10, 2014, we could lose all of our assets in a foreclosure in the event we are not able to repay the promissory note .

In connection with and as partial consideration for our acquisition of all issued and outstanding equity membership interests of Thomas Investment Holdings, LLC, we issued a promissory note to the seller (our Chief Executive Officer, Wayne Middleton) in the principal amount of $800,000. We also agreed to assume existing debt on the properties held by Thomas Investment Holdings, LLC. The Board of Directors unanimously approved the acquisition agreement, while Mr. Middleton abstained from voting on the transaction. The terms of the promissory note include interest only payments of $3,000 commencing January 2011 through maturity on November 10, 2014. There can be no assurance is that we will be able to generate sufficient revenues from business operations to make all payments due under the note on a timely basis, including the principal amount of $800,000 which is due on November 10, 2014. The Promissory Note is secured by all real estate owned by the Company.  We could lose all of our present assets in foreclosure in the event we are not able to repay the promissory note in accordance with its terms.

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(9) We are subject to various laws and regulations that govern, and impose liability for, activities and operations which may have adverse environmental effects. Our noncompliance with these laws and regulations could have a material adverse effect on our business.

We are subject to federal, state, local laws and regulations that govern, and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes. From time to time, our operations may result, in noncompliance with or liability for cleanup under these laws. In addition, the presence of hazardous substances on our properties, or the failure to properly remediate any resulting contamination, may adversely affect our ability to sell, lease or operate our properties or to borrow using them as collateral. In some cases, our liability may not be limited to the value of the property or its improvements. We cannot assure you that these matters, or any similar matters that may arise in the future, will not have a material adverse effect on us.

(10) Compliance with governmental regulations could increase our operating costs.

Our operations are subject to regulation by several U.S. federal and state government agencies, including the Occupational Safety and Health Administration and by both federal and state laws, including those governing overtime and minimum wages. We are not currently aware of any action currently contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations. We believe that our operations comply in all material respects with all applicable regulatory requirements. Nevertheless, noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse impact on our business and results of operations.

(11) As a holding company, our operations depend wholly on our subsidiary’s earnings.

We are a holding company and derive all of our operating income from our operating subsidiary. We do not have any significant assets other than the equity membership interest of our operating subsidiary and, therefore, we are dependent on our subsidiary’s earnings and cash flows to meet our obligations and pay dividends. Our subsidiary is a separate legal entity that is not legally obligated to make funds available to us. We cannot assure you that our subsidiary will be able to or be permitted to pay us the amounts necessary to meet our obligations or to pay dividends. The officers and directors of the Company also hold the same respective capacities in our subsidiary and make the decisions regarding allocation of funding to our Company.

(12) Our Chief Executive Officer, Wayne Middleton, is the beneficiary of the $800,000 promissory note we issued in connection with our acquisition of Thomas Investment Holdings, LLC and has a potential conflict of interest due to his enforcement rights under the terms of the note.

 In connection with and as partial consideration for our acquisition of all issued and outstanding equity membership interests of Thomas Investment Holdings, LLC, we issued a promissory note to the seller (our Chief Executive Officer, Wayne Middleton) in the principal amount of $800,000. The Board of Directors unanimously approved the acquisition agreement, while Mr. Middleton abstained from voting on the transaction. The terms of the promissory note include interest only payments of $3,000 commencing January 2011 through maturity on November 10, 2014. There can be no assurance is that we will be able to generate sufficient revenues from business operations to make all payments due under the note on a timely basis, including the principal amount of $800,000 which is due on November 10, 2014. The Promissory Note is secured by all real estate owned by the Company.  We could lose all of our present assets in foreclosure in the event we are not able to repay the promissory note in accordance with its terms. In the event that we are unable to meet the debt obligation under the note on a timely basis, Mr. Middleton may be subject to a conflict of interest in determining whether to commence an enforcement/foreclosure action against the Company, which may not be in our best interest.

(13) Since our officers and directors currently own and will continue to own after the offering, the majority of our outstanding common stock, investors may find that the officer/director decisions are contrary to their interests and therefore, you should not purchase shares unless you are willing to entrust all aspects of management to our current officers and directors, or their successors.

Our officers and directors currently own and after the offering will own the majority of our issued and outstanding common stock. Our officers and directors as a group will continue to own 53,230,000 shares of our common stock after this offering is completed

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representing 59.5% of our outstanding shares, assuming all securities are sold. Although there is no agreement that our officers and directors shall vote as a shareholder group on any item of Company business, the officer/director group will have control of us even if the full offering is subscribed for and be able to choose all of our directors. Their interests may differ from the ones of other stockholders. Factors that could cause their interests to differ from the other stockholders include the impact of corporate transactions on the timing of business operations and their ability to continue to manage the business given the amount of time they are able to devote to us.

All decisions regarding the management of our affairs will be made exclusively by the officer/director group. Purchasers of the offered shares may not participate in our management and, therefore, are dependent upon their management abilities. The only assurance that our shareholders, including purchasers of the offered shares, have that our officers and directors will not abuse their discretion in executing our business affairs, is their respective fiduciary obligations and business integrity. Such discretionary powers include, but are not limited to, decisions regarding all aspects of business operations, corporate transactions and financing. Our officers and directors also have the ability to accomplish or ratify actions at the shareholder level which would otherwise implicate their fiduciary duties if done as one of the members of our board of directors.

Accordingly, no person should purchase the offered shares unless willing to entrust all aspects of management to the officer and director group, or their successors. Potential purchasers of the offered shares must carefully evaluate the personal experience and business performance of our management.

Risks Related To This Offering

(14)  There is no public market for our shares, and we do not know if one will develop due to the limited demand for stocks relating to the business in which we are engaged.

Purchasers of these shares are at risk of no liquidity for their investment.  Prior to this offering, there has been no established trading market for our securities, and we do not know that a regular trading market for the securities will develop.    Due to the limited services we offer, we anticipate that demand for our shares will not be very high.  If a trading market does develop for the securities offered hereby, we do not know if it will be sustained.  We plan to apply to have our stock quoted on the over-the-counter (“OTC”) Electronic Bulletin Board.  Such application will be filed with the Financial Industry Regulatory Authority (“FINRA”).  We must obtain the services of a FINRA approved broker-dealer/market maker to file an application for our company and we do not know if such market maker will be to obtain a listing or if an established market for our common stock will be developed.

(15) Because it may be difficult to effect a change in control of Immobiliare Global Investments, Inc. without current management consent, management may be entrenched even though stockholders may believe other management may be better. .

Wayne Middleton, Chief Executive Officer, President and Director, currently holds 14,900,000 shares of our outstanding voting common  stock, of which 2,000,000 shares are being registered in this offering.  Additionally, current management (other than Mr. Middleton) holds an additional 45,905,000 shares of our common stock. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company and entrenching current management even though stockholders may believe other management may be better.  Current management has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs. Additionally, each of our directors holds 25,000 shares of our Class “C” Preferred Stock.  Each share of Class “C” Preferred stock has 5,000 votes in all matters put to a vote of our shareholders. This super voting preferred stock may have the effect of preventing any change in control of the Company.

(16) The possible sale of shares of common stock by our selling security holders may have a significant adverse effect on the market price of our common stock should a market develop.

The 11,295,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission.  The security holders may sell some or all of their shares immediately after they are registered.  In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders.  Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.  The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock.  The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock.  These sales may make it

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more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(17) Our lack of business diversification could result in the devaluation of our stock if our revenues from our primary business decrease.

We expect our business to solely consist of the rental of our various properties and ultimately the rental of units in the self-storage industry.  We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace.  This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

(18) There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares.  We established the offering price based on our recent sale of stock at par value, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the shares.  The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(19) Investors may never receive cash distributions which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors.  We do not know the amount of cash that we will generate, if any, once we have more productive operations.  Cash distributions are not assured, and we may never be in a position to make distributions.

(20) The penny stock rules could restrict the ability of broker-dealers to sell our shares, having a negative effect on our offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less then $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the “penny stock” rules.  Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment.  Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies.  As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

(21) Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution.

There are a total of 64,525,000 shares of our common stock issued and outstanding as of July 29, 2011, including 11,295,000 shares of common stock are being offered by forty-three (43) selling shareholders.  Upon the sale of the common stock offered hereby, our current stockholders and the investors in this offering will experience an immediate and substantial “dilution.”  Therefore, the investors in this offering will bear a substantial portion of the risk of loss. Also, our management could, without the consent of the existing shareholders, issue substantially more shares, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on our share price. It is possible that, due to additional share issuance, you could lose a substantial amount, or all, of your investment.

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A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions to identify these forward-looking statements.  Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.  Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Immobiliare Global Investments, Inc. described in “Risk Factors” and elsewhere in this prospectus.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand for our products;

(b)

governmental restrictions or excessive taxes on our products;

(c)

economic resources to support the development of our projects;

(d)

expansion plans, access to potential clients, and advances in technology; and

(e)

lack of working capital that could hinder acquisitions for development of our projects.

Item 4. Use of Proceeds.

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Selling all of the shares in the offering will result in $6,852,500 gross proceeds to Immobiliare Global Investments, Inc.  We expect to disburse the proceeds from this offering in the priority set forth below within the first 12 months after successful completion of this offering. However, our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.014. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by us.

Application of Proceeds	$	$	$	$	% of Total If
Percentage of Offering Sold	25%	50%	75%	100%	100% Sold

Total Offering Proceeds	1,713,125	3,426,250	5,139,375	6,852,500	100.00

Offering Expenses
Legal & Professional Fees	43,750	87,500	131,250	175,000	2.5
Accounting Fees	1,875	3,750	5,625	7,500.11
Edgar Fees	250	500	750	1,000.015

Total Offering Expenses	45,875	91,750	137,625	183,500	2.77

Net Proceeds from Offering	1,667,250	3,334,500	5,001,750	6,669,000	97.32

Use of Net Proceeds
Accounting Fees	6,250	12,500	18,750	25,000.36
Legal and Professional Fees	6,250	12,500	18,750	25,000.36
Storage Facility Construction	878,085	1,756,171	2,634,256	3,512,342	51.26
Permits, Fees, Architecture, Engineering	87,500	175,000	262,500	350,000	5.11

Office Supplies	1,250	2,500	3,750	5,000.07
Salaries1	37,500	75,000	112,500	150,000	2.19
Sales and Marketing	2,500	5,000	7,500	10,000.15
Working Capital [2]	647,914	1,295,829	1,943,743	2,591,658	37.82
Total Use of Net Proceeds	1,667,250	3,334,500	5,001,750	6,669,000	97.32

Total Use of Proceeds	1,713,125	3,426,250	5,139,375	6,852,500	100.00

Notes:

1 The category of Salaries/Contractors is allocated for the purpose of paying potential part-time employees or contracted employees.  None of the proceeds allocated in this category are intended to pay the CEO or the directors of the Company.  We intend to commence paying salaries to our officers and directors once the Company experiences positive cash flow and such salaries will not negatively affect such positive cash flow.

2 The category of General Working Capital may include, but is not limited to, postage, telephone services, overnight delivery services and other general operating expenses.

If we are only able to sell less than 25% of the securities we are offering, substantially all of the funds raised by this offering will be spent on assuring that we meet our corporate and disclosure obligations so that we remain in good standing with the State of Florida and maintain our status as a reporting issuer with the SEC.

Item 5. Determination of Offering Price.

The price of the shares we are offering was arbitrarily determined by us.  The offering price bears no relationship whatsoever to our assets or earnings.  Among factors considered were:

(a)

Our recent sales of securities under Section 4(2) of the Securities Act of 1933, as amended, at $0.25,

(b)

Our relative cash requirements, and

(c)

Our management expertise.

Item 6. Dilution

11,295,000 shares of common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution of the current shareholders’ interests.

Dilution calculations are based upon net book value of the Company taken from the unaudited financial statements of the Company as of March 31, 2011.

“Dilution” represents the difference between the offering price of the shares of common stock and the net tangible book value per share of common stock immediately after completion of the offering. “Net Tangible Book Value” is the amount that results from subtracting total liabilities from total tangible assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. This is due in part because of the common stock issued to our officers and directors totaling 60,000,000 shares at $0.002 per share versus the current offering price of $0.50 per share. The Company’s net tangible book value on March 31, 2011 was $(739,283) or $(0.011) per share. Assuming all 13,705,000 are sold at the offering price of $0.50 per share, and the Company receives the maximum estimated proceeds of this offering from shareholders, the Company will have an additional $6,852,500 in equity resulting in a net book value of $6,113,217 or $0.095 per share.  Therefore, any investor that purchases shares at the offering price will have an immediate and substantial dilution of approximately $0.405 per share and the present shareholders of the Company will receive an increase of $0.106 per share in the tangible book value of the shares they hold. This will result in a 81% dilution for purchasers of stock in this offering.

This table represents a comparison of the price paid by purchasers of the common stock in this offering and the net book value of the individuals who previously held shares in Immobiliare Global Investments, Inc.:

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Maximum Offering

Book Value Per Share Before the Offering	$(0.011)

Offering Price Per Share	$0.5000

Book Value Per Share After the Offering	$0.095

Net Increase in Net Book Value to Original Stockholders	$0.106

Net Decrease in Net Book Value to New Shareholders	$(0.405)

Dilution to New Shareholders (%)	81%

Item 7. Selling Security Holders.

This prospectus will be used for the offering of shares of our common stock owned by the selling security holders.  The selling security holders may offer for sale up to 11,265,000 of the shares of our common stock.  None of the selling shareholders are broker-dealers or affiliates of broker-dealers. The shares of common stock held by our directors were issued pursuant to Section 4(2) of the Securities Act of 1933 and the exempt transaction provisions of applicable state law.  All other shareholders except for Anthony J. Middleton, Jr., received their shares as gifts from our directors. Anthony J. Middleton, Jr. purchased his shares from the Company pursuant to a subscription agreement. All shareholders are sophisticated investors who were personally known by our Chief Executive Officer, Wayne Middleton or the other directors identified below. Selling security holders, Affiliates and Non-affiliates must sell their shares at $0.50 per share for the duration of the offering and until a market develops for our common stock.  We will not receive any proceeds from such sales.  The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act.  All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company.  All expenses of this offering are being paid for by us on behalf of selling security holders.  The following table sets forth information on our selling security shareholders.  Explanatory footnotes relating to the footnote references appearing in the headings of this table are set forth below.

Name of security holder	Shares beneficially owned as of the date of prospectus(1) (1) prospectus (1) (3)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete(2)	Position, office or other material relationship to the company within last three years
A. Wayne Middleton	15,800,000	24.57%	2,000,000	21.27%	CEO, President, Director
Eliza Middleton	300,000	0.49%	300,000	0.0%	Daughter of President
Thomas I. Middleton	300,000	0.49%	300,000	0.0%	Son of President
Michael W. Middleton	300,000	0.49%	300,000	0.0%	Son of President
Anthony W. Middleton Jr	200,000	0.33%	200,000	0.0%	Father of President
Jane Middleton	50,000	0.08%	50,000	0.0%	Sister of President
Michelle Lowe	50,000	0.08%	50,000	0.0%	Sister of President
Kathryn Robbins	50,000	0.08%	50,000	0.0%	Sister of President
Suzanne Bettinger	50,000	0.08%	50,000	0.0%	Sister of President
Patricia Quiroz	100,000	0.16%	100,000	0.0%	Friend of President
Dave Skutt	15,560,000	25.66%	2,000,000	22.36%	Director
Jennifer L. Skutt	175,000	0.12%	75,000	0.0%	Daughter of Director, Skutt
Shayna L. Skutt	50,000	0.08%	50,000	0.0%	Grand Daughter of Dir., Skutt
Gavin D. Skutt	50,000	0.08%	50,000	0.0%	Grandson of Director, Skutt
Beverly J. White	75,000	0.12%	75,000	0.0%	Mother of Director, Skutt
Gary E. Bass	50,000	0.08%	50,000	0.0%	Brother in Law of Dir., Skutt
Douglas E. Bass	50,000	0.08%	50,000	0.0%	Father in Law of Dir., Skutt
Dale C. Wiegle	50,000	0.08%	50,000	0.0%	Friend of Director, Skutt
Michael Dominguez	40,000	0.066%	40,000	0.0%	Friend of Director, Skutt
Charles Irizarry	15,075,000	24.03%	2,000,000	20.74%	Vice President, Director
Alex Rojas	50,000	0.08%	50,000	0.0%	Friend of Director, Irizarry
Walter Quindes	15,000	0.025%	15,000	0.0%	Friend of Director, Irizarry
Fernando Fernandez	10,000	0.016%	10,000	0.0%	Friend of Director, Irizarry
Lissette Irizarry	50,000	0.08%	50,000	0.0%	Sister of Director Irizarry
Lior Segal	50,000	0.08%	50,000	0.0%	Friend of Directors
Elyse Ellis	10,000	0.016%	10,000	0.0%	Friend of Director, Irizarry
Michele Ellis	10,000	0.016%	10,000	0.0%	Friend of Director, Irizarry
Alan Ellis	10,000	0.016%	10,000	0.0%	Friend of Director, Irizarry
Sofia Lauren Rosas	10,000	0.016%	10,000	0.0%	Friend of Director, Irizarry
Evita Ellis	15,000	0.025%	15,000	0.0%	Friend of Director, Irizarry
Kris Ramstad	25,000	0.041%	25,000	0.0%	Friend of Director, Irizarry
Nicholas Irizarry	250,000	0.41%	250,000	0.0%	Son of Director, Irizarry
Isabella Irizarry	250,000	0.41%	250,000	0.0%	Daughter of Director, Irizarry
Irma Ciazzo	200,000	0.33%	200,000	0.0%	Friend of Director, Irizarry
Scott Jackson	100,000	0.16%	100,000	0.0%	Friend of Director, Irizarry
Carlos Irizarry Matos	250,000	0.41%	250,000	0.0%	Father of Director, Irizarry
Shahrokh Azarian	50,000	0.08%	50,000	0.0%	Friend of Director, Irizarry
Erica Gray	50,000	0.08%	50,000	0.0%	Friend of Director, Irizarry
Darin Nageli	20,000	0.033%	20,000	0.0%	Friend of Director, Irizarry
Henrik Zohrabians	15,980,000	26.33%	2,000,000	23.04%	Director
Karineh Zohrabians	10,000	0.016%	10,000	0.0%	Wife of Dir. Zohrabians
Arthur H. Zohrabians	10,000	0.016%	10,000	0.0%	Son of Dir. Zohrabians
Allen J. Zohrabians	10,000	0.016%	10,000	0.0%	Son of Dir. Zohrabians

(1)

The number of shares represented by this column also includes shares owned by any spouse or minor child of a selling shareholder residing in such shareholder’s residence.

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(2)

The percentage held in the event all of the 11,295,000 shares in the Resale Offering are sold.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at the fixed price of $0.50 per share unless and until a market develops for our shares, such as quotation on the Over-the-Counter Bulletin Board.  In the event we ever become qualified to be listed on a national securities exchange it is our present intention to seek such listing.  The selling shareholders may effect these transactions by selling their future shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.  Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares.  The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.  In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

Item 8. Plan of Distribution

The Self-Directed Portion of the Offering will be Sold by Our Officers and Directors

This portion of Item 8 relates to our self-underwritten offering. This Prospectus is part of a Prospectus that permits the officers and directors identified herein to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. Our President, Chief Executive Officer and Director, Wayne Middleton, will be the principal sales person for the Company who will sell the shares and intends to offer them to friends, family members and acquaintances. Our other officer and directors identified herein may also be involved in sales to friends, family members and acquaintances. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  In their endeavors to sell this offering, our officers and directors do not intend to use any mass-advertising methods such as the Internet or print media.

Our officers and directors will not individually or collectively register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an Issuer, may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a.

Our officers and directors identified herein are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39)of the Act, at the time of their participation; and

b.

Our officers and directors and will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.

Our officers and directors are not, nor will they be at the time of their participation in the offering, associated persons of a broker-dealer; and

d.

Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not brokers or dealers, or been associated persons of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) (a) (4) (iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

The offering shall terminate on the earlier of (i) the date when the sale of all 25,000,000 shares is completed or (ii) one hundred and eighty (180) days from the date of this prospectus. We will not extend the offering period beyond one hundred and eighty (180) days from the effective date of this prospectus.

There can be no assurance that all, or any, of the shares will be sold. As of the date of this Prospectus, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post-effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named in the prospectus.

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In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this Prospectus, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

The Resale Offering

Our common stock is not traded on any market or securities exchange and accordingly, there is no established market value for our common stock.  Our affiliated and non-affiliated selling security holders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.50 per share, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.50 per share for the duration of this offering until a market develops for our shares and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.50 has been arbitrarily determined by the Company as the selling price and bears no relationship to book value for such shares. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

The selling security holders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.50 per share for the duration of this offering until a market develops for our shares, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.50 per share for the duration of this offering until a market develops for our shares.  In a post-effective amendment to this registration we will disclose pledges, donees and other transferees of the selling security holders, if any, as selling security holders.  The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)

On such public markets as the common stock may from time to time be trading;

(b)

In privately negotiated transactions;;

(c)

Through the writing of options on the common stock;;

(d)

 In short sales; or

(e)

In any combination of these methods of distribution.

In the even any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes.  Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares.  The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of

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the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders.    Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act when eligible, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them.  The pledges, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders.  The number of selling security holders’ shares offered under this prospectus will decrease as and when they take such action.  The plan of distribution for the selling security holders’ shares will otherwise remain unchanged.  In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.  The selling security holders and any broker-dealers participating in the distributions of the shares shall be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any profit on the sale of shares by the selling security holders and any commission or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.  Also, the selling security holders are subject to application provisions that limit the timing of purchasers and sale of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities and Exchange Commission, they are required to comply with Regulation M.  In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.  We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum.  Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Item 9. Description of Securities to be Registered

General

Our amended articles of incorporation provide for 500,000,000 shares of authorized capital stock.  We are authorized to issue up to 400,000,000 shares of common stock, $.001 par value per share, of which 64,525,000 shares are issued and outstanding. We are authorized to issue up to 100,000,000 shares of preferred stock, $.0001 par value per share, of which 100,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore.  There are presently no plans to pay dividends with respect to the shares of our common stock.  Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock.  The common stock is not subject to any liability for further assessments.  There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call.  The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors.  The common stock does not have cumulative voting rights.

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All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Clifford J. Hunt, Esquire, whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We have the authority to issue 100,000,000 shares of par value $0.0001preferred stock (the “Preferred Stock). There are a total of 100,000 shares of Preferred "C" Shares issued and outstanding. Each Preferred “C” Share is entitled to cast five thousand (5,000) votes. These shares were issued in proportional amounts to the original founding stockholders. No financial consideration was received. The class “C” preferred stock has no equity conversion rights. The shares contain a restriction on transferability which prohibits the transfer of the shares without prior written approval of the Board of Directors of the Company.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock since our incorporation on July 1, 2010.  We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future.  Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement we will have 11,295,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933. We also will have 13,705,000 common shares registered for sale to the public in our self-directed offering.

Prior to this registration, no public trading market has existed for shares of our common stock.  The sale or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Item 10. Interest of Named Experts and Counsel

On April 5, 2011, the Company retained Randall N. Drake, CPA, P.A. as its independent certified public accountant.  Randall N. Drake, CPA, P.A. has provided audited financials for Immobiliare Global Investment, Inc. for December 31, 2009 and December 31, 2010. The date of the report for these audited financials is May 3, 2011. Randall N. Drake, CPA, P.A., whose report is contained herein, was paid in cash for services rendered.  Therefore, they have no direct or indirect interest in us.  Randall N. Drake, CPA, P.A.’s report was given based on their authority as experts in accounting and auditing.

The Law Office of Clifford J. Hunt, P.A./Clifford J. Hunt, Esquire is counsel for our Company who has given an opinion on the validity of the securities being registered, which opinion appears elsewhere in this registration statement.  Mr. Hunt has no direct or indirect interest in us.

Item 11. Information with Respect to the Registrant

Description of Business

Our Company is involved in real estate investment through our wholly owned subsidiary, Thomas Investment Holdings, LLC, a Utah limited liability company (“Thomas”). Thomas presently owns several parcels of residential real estate in Salt Lake City, Utah from which it receives rental income. We propose to develop a state of the art self-storage facility totaling 53,400 square feet along with 900 units, located in Salt Lake City, Utah. We presently own the land upon which we intend to construct the self-storage facility.

THE SELF-STORAGE CONCEPT

The self-storage industry had its beginnings in Texas in the late 1960’s and since then it has become a viable, worldwide business.  Simply stated, the concept of self-storage provides an attractive solution to the growing need for temporary additional space for the residential market and for both small and large businesses.

In the past, self-storage was most often thought of as an option for industrial businesses only.  Today, self-storage is actually utilized more for retail or residential use, and is more accurately considered as a retail business.  Additional income is generated at self-storage facilities by offering climate-controlled units, tenants insurance, P.O. Boxes, locks and shipping boxes and packing supplies.

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As with most commercial real estate, selecting the right location for a self-storage facility is very important.  Choosing a self-storage site on a major arterial is beneficial to both residents and businesses in the immediate neighborhood.  High visibility to drive-by traffic also contributes significantly to the success of a self-storage facility.

Self-storage has proven to be a sound investment.  There are approximately 48,000 self-storage facilities in the United States; however, this number can be misleading.  If all the facilities having less than 35,000 rentable square feet are excluded, the number of self-storage sites drops to about 27,500.  Of these, only 17% are owned by the fifteen top operators in the nation.  This lack of consolidation is one of the principal reasons the self-storage industry has become one of the most viable options of real estate investment.

A recent nationwide survey amply demonstrated how popular self-storage has become.  The survey reported that 9% of the population is currently using some kind of self-storage, 22% have recently used self-storage, and another 15% have used self-storage at some time in the past.  An additional 51% of the population is aware of what self-storage is, but has not yet had reason to use it.  Only 3% of the survey was not familiar with self-storage.

An article that appeared in a recent edition of the Storage Fact Book said that, “The Holy Grail of investments is their potential return.  Sophisticated investors understand value is based not only on the current cash flow of a property, but also on its future or residual value when sold.  Obviously, the returns in both categories must be measured against the actual investment made in the property.

“The best measure of total return is the overall capitalization rate (OCR) that is applied to properties recently sold in the marketplace.  This number reflects the total annual return expected by the buyer when purchasing a property.  The OCR encompasses both the expected current return plus the residual value of the property.”

ADVANTAGES OF SELF-STORAGE

•

Inherent with almost any other type of real estate investment, long-term leases carefully govern how rental rates can be increased over a given three to ten year period.  With self-storage, however, tenants normally have a month-to-month lease which allows the landlord to increase (adjust?) rents more consistently with market trends instead of having to wait for long-term leases to expire.

•

The average stay for self-storage tenants is 12.6 months for residential tenants and 22.9 months for commercial tenants.  The rent roll of a self-storage facility turns over by an average of more than 7% per month.  This turnover rate makes it easier for self-storage operators to react quickly to fluctuations in market conditions.  This flexibility allows self-storage operators to easily adjust rental rates to new tenants when they move in and to raise rates to existing tenants every six to twelve months.

•

Unlike office, retail, or multi-family real estate properties, a significant transaction for self-storage facility in a typical market usually does not exceed $6 to $7 million, with land cost a typical facility is averaging approximately $4.5 million.  Operating expenses in self-storage are easily managed.  Real estate taxes usually comprise 15 to 20 per cent of the total expenses.  Payroll, the largest single expense item, averages between 25 and 30 percent of the total expenses.  The remaining expenses are spread over management fees, utilities, advertising, insurance premiums, costs for repairs and maintenance and miscellaneous office expense.  As long as real estate taxes and payroll costs are carefully managed, the impact of an increase over budgeted levels in one or two of the other expense categories would be minimal.

•

Self-storage is counter-cyclical.  In times of slow economic growth, both business and residential tenants tend to downsize, but self-storage business tends to remain constant because tenants will use their self-storage units to store inventories, furniture and personal goods.  During periods of strong economic growth, tenants will characteristically increase inventories, move into or build larger homes and offices and utilize their self-storage space during this transition.  Tenants will often rent on a permanent basis an extra unit for storage of inventory items or household goods such as holiday decorations and other seasonal, bulky possessions.

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Our History

We were incorporated in Florida on July 1, 2010, as Immobiliare Investors, Inc. On November 1, 2010 we amended our articles of incorporation and changed our name to Immobiliare Global Investments, Inc. Our principal executive offices are located at 13575 58th Street North, Suite 140, Clearwater, Florida 33760. Our telephone number is (602) 885-9792.

On November 10, 2010, we entered into a Purchase and Sale Agreement with our Chief Executive Officer, A. Wayne Middleton, whereby we purchased all of the issued and outstanding membership units in Thomas Investment Holdings, LLC, a Utah limited liability company for $812,500. As partial consideration for our acquisition of all issued and outstanding equity membership interests of Thomas Investment Holdings, LLC, we issued a promissory note to the seller (our Chief Executive Officer, Wayne Middleton and his brother, as his designee) in the principal amounts of $800,000. The Board of Directors unanimously approved the acquisition agreement, while Mr. Middleton abstained from voting on the transaction. The terms of the promissory note include interest only payments of $3,000 commencing January 2011 through maturity on November 10, 2014. There can be no assurance is that we will be able to generate sufficient revenues from business operations to make all payments due under the note on a timely basis, including the principal amounts of $800,000 which are due on November 10, 2014. The Promissory Note is secured by all real estate owned by the Company and the membership interest of Thomas. As additional consideration for the acquisition we agreed to issue 125,000 shares of our common stock at $0.10 per share to Wayne Middleton.  Mr. Middleton directed that 25,000 shares of the common stock be issued to his designee, William Middleton.  At the time of the transaction, Wayne Middleton was the sole member of Thomas Investment Holdings, LLC.

The acquisition of Thomas Investment Holdings, LLC was a reverse merger recorded as a recapitalization where the business activity of Thomas Investment Holdings, LLC is the survivor.  The financial information for year-end 2010 contained herein reflects the business activity of Thomas Investment Holdings, LLC with our Company’s capital structure. The financial information for year-end 2009 reflects the business activity of Thomas Investment Holdings, LLC exclusively.

Mr. Middleton was one of the four original officers and directors of the Company.  There were no other significant operations of the company before July 2010.  Since inception of the Company, but prior to the merger with Thomas Investment Holdings LLC, the officers of the Company were negotiating with a few potential deals that were eventually deemed less favorable than the Thomas Investment acquisition. Mr. Middleton has broad authority to make operational and business decisions for the Company on a daily basis.  However, the Board of Directors has the authority to over-rule any decisions of the CEO by a majority vote.  Any significant decisions that would materially affect the Company will be voted on by a majority vote of the Board of Directors.

The steps to be taken for this storage facility construction project from beginning to end are set forth below. We are hopeful that the source of all funding for the project will be from the offering proceeds. However, we can provide no assurances that the offering will be fully subscribed or that we will raise any capital whatsoever in the offering.  Any capital shortfalls from our projected use of proceeds section will require us to search for external financing that could take various forms, including debt financing.  We can provide no assurances that any such external financing will be available on terms favorable to the Company or at all.

1.

Finish registration with the SEC and complete paperwork for soliciting a Form 211 filing with a broker-dealer. We anticipate that the remaining attorneys’ fees and accounting fees for the comment period will be approximately $10,000.00.  We already have the funding for this step of the project.

2.

Once the registration is declared effective, we will seek financing for this project.  We cannot just build half of the building if we can only raise half of the funds.  Therefore, the financing at some point becomes an all or nothing proposition when we get to the construction phase.  If funds are not committed for the amount to build, the structure as envisioned will not be able to be constructed.  The exact nature, source(s), and timing of financing is very speculative to predict, but could include such financing structures as debt, convertible debt, equity, or any combination thereof from one or more sources.  We are hopeful that the offering will be fully subscribed so that we can utilize the offering proceeds as set forth in the “use of proceeds” section of the registration statement.

3.

Our next step will be to apply for a conditional use construction permit with the city.  As this is an allowed use for the property under current zoning rules, we do not anticipate any material delays with this, but it would probably take a few weeks. The cost of this permit should be no more than a few hundred dollars. As part of the permitting process, the city will verify that the project conforms to all structural and zoning codes with the city and make any changes to the architectural plans as needed. We cannot estimate how much cost will be involved in any recommended architectural plan changes though it is part of a $350,000 line item in our Use of Proceeds table.

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4.

Once financing is obtained and a construction permit is issued by the city, the tenants in our current properties will be given a 30 day notice to vacate their units.  All residential units are owned by Thomas Investments and all leases are on a month-to-month basis, which can be cancelled at any time for any reason.

5.

All structures on the building site will undergo demolition. We are considering demolition as part of our engineering budget which is part of a $350,000 line item in our Use of Proceeds table.

6.

All debris will be removed from the site. We are considering debris removal as part of our engineering budget which is part of a $350,000 line item in our Use of Proceeds table.

7.

A commercial construction company will build the building according to specification and will be assisted by the chosen architectural and engineering firms. We have a budget for the cost of construction at 3,512,342.00 in our Use of Proceeds table.

8.

The storage units will be marketed and leased according to the feasibility study up to its full capacity. We have a budget of $10,000 for sales and marketing and a working capital budget of $2,591,658.

9.

With the current cash flow and additional external financing, the Company will seek to purchase other storage facilities in urban areas of this or other medium or large U.S. cities.

How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Depending on the results of our self-directed offering, our Plan of Operation for the next twelve months is to obtain financing to construct our self-storage facility and to raise capital to continue to expand our operations. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering.  We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.

In the event we raise additional capital, we will be able to implement our expansion in accordance with our business plan.  We anticipate that we will use the funds raised to fund marketing activities and working capital.  If we are unable to expand our operations within the next twelve months, we will likely see a decrease in the ability of increasing our revenues.  We cannot guarantee that additional funding will be available on favorable terms, if at all.  If adequate funds are not available, then we may not be able to expand our operations.  If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses.  However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds.  We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes.  If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever.  None of our officers or directors is obligated to pay for our expenses.  Moreover, none of our officers has specifically agreed to pay our expenses should we need such assistance.

The implementation of our business strategy is estimated to take approximately 12-18 months.  Once we are able to secure funding, implementation will begin immediately.  The major parts of the strategy to be immediately implemented will be the sales and marketing, office equipment and human resource procurement.

Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the research to locate prime real estate areas.

Marketing Plan

Our marketing initiatives will include:

(a)

utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b)

links to industry focused websites;

(c)

affiliated marketing and direct mail

(d)

presence at industry trade shows; and

(e)

promoting our services and attracting businesses through our proposed website

(f)

continue to nurture the relationships we have with our core customers that we have done business with

(g)

seek additional customers coming into the marketplace and create relationships with them

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Industry Overview

The storage industry in the U.S. includes two primary sectors: fixed-site self-storage and portable storage. Fixed-site self-storage is used primarily by individuals for the temporary storage of household items at a permanent facility. Portable storage is used primarily by businesses for secure, temporary storage at the customer’s location. The portable storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

Fixed storage offers customers a secure, cost-effective and convenient alternative to constructing permanent warehouse space by providing additional space for higher levels of inventory, equipment or other goods on an as-needed basis. The fixed storage industry is highly fragmented and remains mostly local in nature.

The population density in the target area determines the competition reviewed in respect to the proposed facility.  The greater the density surrounding the proposed facility, the more likely competitors with similar product will impact the subject facility.

The success of a self-storage facility is based on the following factors: location (demographics and traffic count), visibility, management, security, and accessibility, curb appeal, appearance and building structure.  A lacking in one area can be offset by strength in other areas.  However, if there are weaknesses in a number of the factors or if the facility does not compare well with the competition, the project will be forced to use price as the main competing factor, thus potentially reducing the success of the facility.  Having the highest count in one area does not always produce the optimum result, such as a traffic count at highway usage levels, of over 60,000 cars per day past the main entrance of a facility, particularly at high speeds, can actually discourage business.  Most successful self-storage facilities are in areas either growing or stable economically and demographically.

Also taken into consideration to determine the major competitors are any market barriers such as freeways, lakes, rivers, large open areas (airports, large recreation areas, landfills, etc.), railways and any other hindrance that make the facility hard to reach or separates one facility from another by segregating their market area.

Our Business Strategy

Our growth strategy consists of the following:

Obtain Permitting, Financing and Construct Our Self-Storage Facility.  Initially, we intend to obtain all necessary permits to facilitate construction of our self-storage facility. Thereafter, depending upon the results of this self-directed offering, we may find it necessary to obtain commercial financing to pay for the cost of construction of our self-storage facility.  As stated in our Use of Proceeds estimate, we project the cost of construction and permitting to be approximately $3,862,342.00.  Assuming that we are not able to raise any proceeds from this offering, we may be required to seek financing in such amount.  We have not yet taken any steps to seek any additional financing.

Establish Existing Market and Increase Market Share. Our goal is to establish a significant market share in the self-storage market in Salt Lake City, Utah and thereafter continue to develop market share by raising market awareness of the availability and benefits of self-storage and making complementary in-market acquisitions.

?

Increasing Market Awareness. Our marketing efforts will be designed to raise awareness of the availability and benefits of self-storage and thus expand product use by existing customers and attract new customers. Our management team intends to place increasing emphasis on our marketing efforts by creating a customer-focused culture and adjusting our organization to reward growth. Our marketing programs will include yellow pages advertising, as well as telemarketing, targeted mailings and trade shows.

?

Engage in “In-Market” Acquisitions. We also plan to selectively pursue acquisitions of companies in our existing market. These “in-market” acquisitions are attractive because they immediately increase our customer base, add existing revenue-generating relationships, can be fully integrated quickly (in approximately one to three weeks). Presently we have not targeted any specific acquisition candidates or consummated any acquisitions.  We have no current plans regarding specific acquisitions and there can be no assurances that any acquisitions will occur in the future.

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Description of Property

Our wholly owned subsidiary, Thomas Investment Holdings, LLC, owns several parcels of residential real property from which it receives rental income as well as property for development.

Descriptions of the properties are as follows:

1414 S. 900 West, Salt Lake City, UT – Rented House;

476 S. Concord, Salt Lake City, UT – Rented House;

345 N. 1200 West, Salt Lake City, UT – Rented House; and

1111 W. 900 South, Salt Lake City, UT – Rented House;

Property to be developed – 1376 – 1382 Major Street, Salt Lake City, UT – both have houses – rented – but zoned commercial – where the storage facility will be built.

1364 S. Major Street, Salt Lake City, UT - 12 mobile home park – also zoned commercial and where the storage facility will be built.

All S. Major Street properties are contiguous and represent approximately 0.85 acre for the proposed storage facility. The leases from all properties are leased on a month-to-month basis.  All structures on the properties to be constructed are owned by the Company and can be demolished at will by the Company as soon as such properties are vacated and financing for construction is in place.  The properties where the storage units are to be built are already zoned for that type of use and are not anticipated to have any material hindrances to obtain a construction permit expeditiously.

Our business is presently operated at 13575 58th Street North, Suite 140, Clearwater, Florida 33760. Our telephone number is (602) 885-9792.

Legal Proceedings

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Our common stock is not quoted or traded on any quotation medium at this time.  We intend to apply to have our common stock included for quotation on the Over-The-Counter Bulletin Board (“OTC Bulletin Board”).  There can be no assurance that an active trading market for our stock will develop.  If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations in building construction, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in commercial real estate markets, changes in the market valuations of commercial real estate, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control.  In addition, the stock market in general, and the market for commercial real estate development in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 52,805,000 shares of common stock that could be sold by the selling shareholders  according to Rule 144 that we have not agreed to register for resale and which are held by our officers and directors, who are considered our affiliates.  One non-affiliate, whose shares will not be registered in the offering, holds 25,000 shares that could be sold according to Rule 144. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an  ”affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an “Affiliate” is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.  In general, pursuant to Rule 144, a shareholder who has satisfied a six month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four

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calendar weeks prior to such sale.  Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one-year holding period.

Cash dividends have not been paid during the last three (3) years.  In the near future, we intend to retain any earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of cash dividends by us are subject to the discretion of our board of directors.  Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors.  We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-five (45) stockholders of record of our common stock as of July 12, 2011.

Impact of the “Penny Stock” Rules On Buying Or Selling Our Common Stock

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the “penny stock” rules.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”).  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

We are not required by Florida law to provide annual reports.  At the request of a shareholder, we will send a copy of an annual report to include audited financial statements.  Once our registration statement becomes effective we will file annual, quarterly, and current reports as required by the Securities Exchange Act of 1934, as amended.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report.  The management’s discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business Overview

Our Company is involved in real estate investment through our wholly owned subsidiary, Thomas Investment Holdings, LLC, a Utah limited liability company. Thomas Investment presently owns several parcels of real estate in Salt Lake City, Utah and elsewhere from which it receives rental income. Thomas Investments owns all mobile homes which will be removed for the construction of storage units. We propose to develop a state of the art self-storage facility totaling 53,400 square feet along with 900 units, located in Salt Lake City, Utah. We have completed a feasibility study and market analysis regarding this additional proposed self-storage business.

The feasibility study included an impartial opinion as to the current value of the land as well as the future value of the project once completed, based on current rents and market conditions for that location. The opinion was provided by Mr. Stephen Ross, who

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is nationally recognized as an expert in the storage unit industry and performs many storage unit feasibility studies nationwide every year. Mr. Ross explicitly stated as part of the study that this was his best estimate of performance and value for the portion of land dedicated to that project at that point in time.  Mr. Ross was retained by Thomas Investment Holdings to perform the study and the remainder of the study is proprietary and confidential.  Publishing any additional portions of the study could give our competitors a commercial advantage.

Results of Operations for the three months ended March 31, 2011 and 2010, (unaudited)

Revenues  - Revenues consisting of rental income in the amount of $31,273 was received during the three months ended March 31, 2011 compared to $23,149 for the three months ended March 31, 2010 for an increase of $8,124 or 35%.  The increase is due to an increase in occupancy in the current year.

Operating Expenses  - The Company’s operating expenses for three months ended March 31, 2011 and 2010 were $ 135,533 and  $12,815, respectively. Operating expenses increase as follows:

General and administrative expenses for 2011 were $127,394 compared to $4,676 for 2010.  The increase is primarily due to the inclusion of officer salaries at $7,000 per month for each of four officers.

Depreciation and amortization expense were unchanged for 2011 from 2010 at $8,139 for each period due to the use of straight-line depreciation and amortization of loan costs.

Interest Expense - Interest expense for 2011 and 2010 was $27,283 and $ 12,743, respectively. The increase of $14,540 was primarily due to the interest on the new acquisition note in the amount of $800,000.

Results of Operations for the years ended December 31, 2010 and 2009

Revenues  - Revenues consisting of rental income in the amount of $107,408 was received during the year ended December 31, 2010 compared to $90,566 for the year ended December 31, 2009 for an increase of $16,842 or 18.6% for 2010.  The increase is due to an increase in occupancy in 2010.

Operating Expenses  - The Company’s operating expenses for 2010 were $ 72,927 compared to $62,255 for 2010 and consisted of:

General and administrative expenses. General and administrative expenses for 2010 were $40,372 compared to $29,700 for 2009.  This result is due, primarily, to increases in travel ($10,858) and professional fees ($7,776) against reductions in cleaning and maintenance ($4,065) and property taxes ($3,915).

Depreciation and amortization expenses. Depreciation and amortization expense were unchanged for 2010 from 2009 at $32,555 for each year due to the use of straight-line depreciation and amortization of loan costs.

Interest Expense  - Interest expense for 2010 and 2009 was $56,494 and $ 53,570. The increase of $2,924 was due to refinancing certain properties owned by the Company in 2009.

Financial Condition

March 31, 2011 and December 31, 2010

Total assets - Total assets at March 31, 2011 and December 31, 2010 were $1,852,937 and $1,829,890, respectively. The increase of $23,047 was due to the addition of escrow funds and an increase in the deferred tax assets.

Total liabilities - Total liabilities at March 31, 2011 and December 31, 2010 were $1,788,000 and $1,701,010, respectively. The increase of $86,990 was largely due to the addition accrued officer salaries in the amount of $84,000.

December 31, 2010 and 2009

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Total assets - Total assets at December 31, 2010 and 2009 were $1,829,890 and $916,706, respectively. The increase of $913,184 was due to the addition of $800,000 in goodwill related to the acquisition of Thomas Investment Holdings, LLC and the prepayment of $125,000 in legal fees for a proposed public registration.

Total liabilities  - Total liabilities at December 31, 2010 and 2009 were $1,701,010 and $908,151, respectively. The increase of $792,859 was largely due to the addition of a note payable for $800,000 issued in connection with the reverse merger.

Liquidity and Capital Resources at March 31, 2011and 2010.

The Company generated cash flows from operations of $3,612 and $5,730 during the three months ended March 31, 2011 and 2010, respectively.  The Company used $955 and $- in investing activity and provided or used. $17,699 and $(5,730) in financing activity during the three months ended March 31, 2011 and 2010 respectively.  Working capital at March 31, 2011 was $66,815 compared to $116,631 at December 31, 2010. The decrease in working capital was due to the accrual of officer salaries off set by the proceeds from the sale of stock.

The Company is expected to be able to fund continuing rental operations with cash flows from operations but will seek outside financing to build the proposed storage facility on the Company’s trailer park property. While some sources of financing have been investigated the Company has not yet applied for any loans or other financing for the proposed storage facility project.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. In addition, our Plan of Operation for the next twelve months is to raise capital to continue to expand our operations. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering.  We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.  See “Note 2 – Going Concern” in our financial statements for additional information as to the possibility that we may not be able to continue as a “going concern.”

Liquidity and Capital Resources at December 31, 2010 and December 31, 2009

The Company generated cash flows from operations of $10,542 and $7,296 for the years ended December 31, 2010 and 2009, respectively.  The Company also used $- and $4.173 in investing activity during 2010 and 2009, respectively and  used $(10,503) and $(11,469) in financing activity during 2010 and 2009, respectively.  Working capital at December 31, 2010 was $116,631 compared to a working capital deficit of $(11,713) at December 31, 2009. The increase in working capital was provided by a prepayment of $125,000 in legal fees for a proposed public registration made by the stockholders in return for their original issuance of common stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 5, 2011, the Company retained Randall N. Drake, CPA, P.A. as its independent certified public accountant.  Randall N. Drake, CPA, P.A. has provided audited financials for Immobiliare Global Investment, Inc. for the years ended December 31, 2009 and December 31, 2010. The date of the report for these audited financials is May 3, 2011. Randall N. Drake, CPA, P.A., whose report is contained herein, was paid in cash for services rendered.  Therefore, they have no direct or indirect interest in us.  Randall N. Drake, CPA, P.A.’s report was given based on their authority as experts in accounting and auditing. Since the engagement of Randall N. Drake, CPA, P.A. and for the periods ended December 31, 2009 and December 31, 2010, we have not had any disagreement with them on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with their reports. Randall N. Drake, CPA, P.A.’s report on the financial statements for years ended 2009 and 2010 does not contain an adverse opinion or a disclaimer of opinion, and is not qualified or modified as to uncertainty, audit scope, or accounting principles.

Directors and Executive Officers

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The names and ages of our directors and executive officers are set forth below.  Our By-Laws provide for not less than one and not more than seven directors.  All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Directors (1) and Executive Officers

Name	Age	Position
Wayne Middleton	39	Chief Executive Officer, President and Director
Charles Irizarry	47	Vice President, Chairman of the Board of Directors
David Skutt	46	Director
Henrik Zohrabians	50	Director
Bradford P. Margetts	44	Chief Financial Officer

(1)

Each of our directors will serve until the next annual shareholder meeting.

Background of Executive Officers and Directors

Wayne Middleton

Our Chief Executive Officer, President and Director, Wayne Middleton, age 39, has extensive work experience in the real estate and property management industry. From 2004 through the present, he has been the managing director of Thomas Investment Holdings, LLC of Salt Lake City, Utah. As managing director our Company and other entities, Mr. Middleton has engaged in property management oversight for dozens of rental units and commercial properties. Mr. Middleton has a Bachelor of Arts from the University of Utah and a Masters of Business Administration from Brigham Young University.

Mr. Middleton is one of the founders of the Company and will serve as a Director and as its President and Chief Executive Officer. He was appointed to these positions on July 2, 2010.  We believe that Mr. Middleton’s experience in the real estate and property management industry as well as the managerial skills he developed during such tenure provides ample qualification for Mr. Middleton to serve as an officer and director for our Company.

Charles Irizarry

Charles Irizarry age 47 has been engaged in public markets, brokering, managing and directing companies since 2000. Currently Mr. Irizarry is the president of a private consulting firm that provides management support and consulting advice to junior public companies. From 2005 to 2008, Mr. Irizarry served as the President of a coal company known as Bogue International,which was engaged in the exploration of coal properties in Mexico and South America.  Mr. Irizarry currently serves as CEO/ President of a mining company known as Viking Minerals with interests in North America, and also serves as Chairman of Immobiliare Global Investments. Mr. Irizarry studied business at the Fashion Institute of Technology state college in New York City. He currently resides in Arizona, and is fluent in Spanish and English. We believe that Mr. Irizarry’s business experience as well as the managerial skills he developed over his business career provides ample qualification for him to serve as Vice President and director for our Company.

David Skutt

David Skutt, age 46, has been the owner of Advance Dealer Sound, a company engaged in the automobile restoration business since 1984. Mr. Skutt also has extensive experience in construction involving residential home restoration and remodeling. He has acquired, restored and resold many parcels of residential real estate during his business career. We believe that Mr. Skutt’s business experience as well as the entrepreneurial, managerial skills he has developed over his business career provides ample qualification for him to serve as a director for our Company.

Henrik Zohrabians

Henrik Zohrabians, age 50, was involved in the financial services industry from 1996 through 2002. Since 2002, he has been an independent contractor for Federal Express Home Delivery. Mr. Zohrabians’ experience in the financial services industry provides the Company with the necessary financial expertise to facilitate its growth and expansion plans. We believe that Mr. Zohrabians’ business

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experience, entrepreneurial, managerial skills and financial expertise and he has developed over his business career provides ample qualification for him to serve as a director for our Company.

Bradford P. Margetts

Bradford P. Margetts, age 44, has 20 years of experience in accounting in the commercial real estate development, property management and home building industry.  He has worked as CFO or Controller for various local and regional real estate investment companies.  He has overseen financial reporting, audits, cash flow management and accounting departments for both private and public investors.  Mr. Margetts has a Bachelor of Arts in Accounting from the University of Utah, a Masters of Business Administration from the University of Utah and has been a licensed Certified Public Accountant in the State of Utah since 1996.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the executive officers who served at the end of the fiscal years December 31, 2010, for services rendered in all capacities to us.  The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”  Currently, we have no employment agreements with any of our Directors or Officers.  All of our directors will be paid $7,000.00 per month for their services in calendar year 2011. These salaries are presently accruing and will be paid when the Company is cash flow positive. Compensation for the future will be determined when and if additional funding is obtained.

Summary Compensation Table - Officers

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Salary	Bonus	Stock	Option	Non-equity	Nonqualified	All other	Total
				Awards	Awards	incentive	deferred	compen-
						plan	compensation	sation
Name and principal position (1)	Year	($)	($)	($)	($)	compensation ($)	earnings ($)	($)	($)
Wayne Middleton, President, CEO	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Charles Irizarry, Vice President	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Bradford P. Margetts, CFO	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

 (1) There are no employment contracts with Messrs. Middleton, Irizarry or Margetts at this time.  Nor are there any agreements for compensation in the future except for the salary and stock awards set forth above.  A salary and stock options and/or warrants program may be developed in the future.

Director Compensation

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
		Fees	Stock	Option	Non-equity	Nonqualified	All other	Total
		earned	Awards	Award(s)	incentive	deferred	compen-
	Year				Plan compensation	compensation earnings	sation
Name and principal position (1)		($)	($)	($)	($)	($)	($)	($)
Wayne Middleton	2011	21,000	10,000	-0-	-0-	-0-	-0-	31,000
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Charles Irizarry	2011	21,000	10,000	-0-	-0-	-0-	-0-	31,000
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David Skutt	2011	21,000	10,000	-0-	-0-	-0-	-0-	31,000
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Henrik Zohrabians	2011	21,000	10,000	-0-	-0-	-0-	-0-	31,000
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-

 (1) There are no employment contracts with Messrs. Middleton, Irizarry, Skutt or Zohrabians at this time.  Nor are there any agreements for compensation in the future except for the salary and stock awards set forth above.  A salary and stock options and/or warrants program may be developed in the future. In 2011, the Company issued each director 1 million shares of our common stock at $0.01 per share as compensation for services rendered in 2010.

Compensation Committee Interlocks and Insider Participation

Currently, our Board of Directors consists of Wayne Middleton, Charles Irizarry, David Skutt and Henrik Zohrabians. We are not actively seeking additional board members at this time.  At present, the Board of Directors has not established any committees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of May 12, 2011, and our officers and directors, individually and as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable.  Subject to community property laws, where applicable, the persons or entities named in the table below (See “Selling Security Holders”) have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Beneficial Ownership – Common Stock

Title of Class	Name of Beneficial Owner	Before Offering	% of Class (1)	After Offering	% of Class (2)
Common Stock	Wayne Middleton P.O. Box 9948 Salt Lake City, UT 84109	15,800,000	24.4%	12,900,000	16.5%
	Charles Irizarry 7558 W. Thunderbird Rd. #1-486 Peoria, AZ 85381	15,075,000	23.3%	12,575,000	16.0%
	David Skutt 18528 Stallion Crest Rd. Riverside, CA 92504	15,560,000	24.1%	13,560,000	17.3%
	Henrik Zohrabians 700 Palm Dr. #106 Glandale, CA 91202	15,980,000	24.7%	13,970,000	20.4%
Common Stock	All Executive Officers and Directors as a Group (1)	62,415,000	96.5%	53,005,000	67.7%

(1)

The percentages are based on a Before-Offering total of 64,645,000 shares of common stock issued and outstanding as of the date of this prospectus and assume all of the 11,295,000 shares of our selling security holders’ shares will be sold.

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(2)

The percentage in this column is based on a Post-Offering total of 78,350,000 issued and outstanding and assumes that all shares offered by the Company will be sold in the offering.

Beneficial Ownership – Preferred Stock

Title of Class (1)	Name of Beneficial Owner	Before Offering	% of Class	After Offering	% of Class
Preferred Stock Class C	Wayne Middleton P.O. Box 9948 Salt Lake City, UT 84109	25,000	25%	25,000	25%
	Charles Irizarry 7558 W. Thunderbird Rd. #1-486 Peoria, AZ 85381	25,000	25%	25,000	25%
	David Skutt 18528 Stallion Crest Rd. Riverside, CA 92504	25,000	25%	25,000	25%
	Henrik Zohrabians 700 Palm Dr. #106 Glandale, CA 91202	25,000	25%	25,000	25%
Preferred Stock Class C	All Executive Officers and Directors as a Group (1)	100,000	100%	100,000	100%

(1)

Each Preferred “C” Share is entitled to cast five thousand (5,000) votes. The Class “C” Preferred Shares do not have equity conversion rights. The shares contain a restriction on transferability which prohibits the transfer of the shares without prior written approval of the Board of Directors of the Company. There are 100,000 Preferred “C” Shares authorized.

Transactions with Related Persons, Promoters and Certain Control Persons

Since inception, the cash account of Thomas was maintained in a membership bank where Wayne Middleton, who is the CEO, President and a Director of Immobiliare Global Investments, Inc.is listed as the member.  The account is titled in the name of the Thomas Investment Holdings LLC.

In April 2011 an advance of $2,000 was made for the Company by our President, Wayne Middleton, for cash flow funding.  The amount advanced was temporary in nature, in exchange for a demand note with no repayment terms and which is non-interest bearing.

On November 10, 2010, we entered into a Purchase and Sale Agreement with Wayne Middleton pursuant to which we purchased 100% of the membership interests of Thomas Investment Holdings, LLC, a Utah limited liability company for $812,500.  Consideration for the purchase consisted of $800,000 in notes and 125,000 shares of our restricted common stock at $0.10 per share. We have delivered a promissory notes payable to Wayne Middleton in the amount of $8000,000 having repayment terms of interest only payments at an effective interest rate of 4.5% and are callable on November 10, 2014.  The promissory notes are secured by the real properties owned by Thomas Investment and the membership interest of Thomas.Wayne has designated $80,000 of the note to be payable to William Middleton under the same terms  In November 2010, 100,000 shares of common stock were issued to Wayne Middleton and 25,000 shares were issued to William Middleton, his designee.

Director Independence

We do not presently have any independent directors.  We consider independent directors to be individuals who are not employed by the Company in any capacity and who do not have any equity ownership interest in the Company.  Our Board of Directors is comprised of our Chief Executive Officer and President, Wayne Middleton, our Vice President, Charles Irizarry, David Skutt and Henrik Zohrabians.  We intend to seek independent directors for our board of directors when the market conditions improve and we are able to provide compensation for our Board of Director members.

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Item 12. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our bylaws include a provision to permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Immobiliare Global Investments, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

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Randall N. Drake, CPA, P.A.

1981 Promenade Way

Clearwater, FL  33760

727.536.4863

Randall@RDrakeCPA.com

___________________________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Immobiliare Global Investments, Inc.

We have audited the accompanying consolidated balance sheets of Immobiliare Global Investments, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010. Immobiliare Global Investments, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Immobiliare Global Investments, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Randall N. Drake, CPA, P.A.

Randall N. Drake, CPA, P.A.

Clearwater, Florida

May 3, 2011

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64	S	25
Prepaid legal fees	125,000		--
Deferred income taxes	8,200		--

TOTAL CURRENT ASSETS	133,264		25

LAND AND BUILDINGS, net of accumulated depreciation	879,522		910,540
INTANGIBLES, net of accumulated amortization	814,804		3,841
OTHER ASSETS	2,300		2,300

TOTAL ASSETS	$1,829,890		$916,706

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of mortgage notes payable	$12,280		$11,738
Credit union line of credit	4,253		--
State income tax payable	100		--

TOTAL CURRENT LIABILITIES	16,633		11,738

MORTGAGE NOTES PAYABLE	874,369		886,605
STOCKHOLDEERS’ NOTE PAYABLE	800,000		--
TENANT DEPOSITS	10,008		10,008

TOTAL LIABILITIES	1,701,010		908,151

STOCKHOLDERS’ EQUITY
Preferred “C” shares, $0.0001 par value. 100,000 shares authorized, 100,000 and -0- shares issued and outstanding	10		--
Common stock, $0.001 par value. 400,000,000 shares authorized, 60,325,000 and -0- shares issued and outstanding	60,325		--
Additional paid in capital	97,165		-
Retained earnings (accumulated deficit)	(28,620)		8,555

TOTAL STOCKHOLDERS EQUITY	128,880		8,555

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$1,829,890		$916,706

The accompanying notes are an integral part of these consolidated financial statements.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2010 and 2009

	2010	2009
INCOME
Rental income	$107,408	$90,566

OPERATING EXPENSES
General and administrative	40,372	29,700
Depreciation and amortization	32,555	32,555

TOTAL OPERATING EXPENSES	72,927	62,255

OPERATING INCOME	34,481	28,311

OTHER EXPENSE
Interest expense	(56,494)	(53,570)

LOSS BEFORE PROVISION FOR INCOME TAX	(22,013)	(25,259)

PROVISION FOR INCOME TAX (EXPENSE) BENEFIT	8,100	--

NET LOSS	$(13,913)	$(25,259)

Basic average shares outstanding	30,290,890	N/A

Basic loss per share	$0.00	N/A

The accompanying notes are an integral part of these consolidated financial statements.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY

Years Ended December 31, 2010 and 2009

					Additional		Stock
					Paid in	Accumulated	Holders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance January 1, 2009	-	$-	-	$-	$-	$34,364	$34,364

Contributions						2,000	2,000

Distributions						(2,550)	(2,550)

Net loss for 2009						(25,259)	(25,259)

Balance December 31, 2009	-	$-	-	$-	$-	$8,555	$8,555

Contributions		-		-		8,938	8,938

Distributions				-		(32,200)	(32,200)

Stock issued for prepaid legal fees			60,000,000	60,000	65,000		125,000

Preferred stock issued to founders	100,000	10			(10)		-

Issuance of common stock in acquisition			125,000	125	12,375		12,500

Sale of common stock			200,000	200	19,800		20,000

Net income						(13,913)	(13,913)

Balance December 31, 2010	100,000	$10	60,325,000	$60,325	$97,165	$(28,620)	$128,880

The accompanying notes are an integral part of these consolidated financial statements.

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IMMOBILIAIRE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010 and 2009

	2010	2009
Cash Flows from Operating Activities:
Net (loss) income	$(13,913)	$(25,259)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation and amortization	32,555	32,555
Changes in assets and liabilities:
Deferred tax asset	(8,200)	-
Accounts payable and accrued expenses	100	-
Net Cash (Used) Provided by Operating Activities	10,542	7,296

Cash Flows from Investing Activities:
Proceeds from sale of property	-	4,173
Net Cash (Used) by Investing Activities	-	4,173

Cash Flows from Financing Activities:
Contributions by members	8,938	2,000
Distributions to members	(32,200)	(2,550)
Proceeds from issuance of common stock	20,000	-
Payments on mortgage notes payable	(11,494)	(10,919)
Net (repayments) proceeds from line of credit	4,253	-
Net Cash (Used) Provided by Financing Activities	(10,503)	(11,469)
Net increase in Cash	39	-
Cash at beginning of period	25	25

Cash at end of period	$64	$25

Supplemental cash flow information:
Interest paid	$56,494	$12,743
Taxes paid	$-	$-

Non-cash Investing and financing activities
Stock issued (60,000,000 shares) for prepaid legal fees	$125,000	$-

Stock issued (125,000 shares) for goodwill	12,500	-
Note issued for goodwill	800,000	-
Goodwill acquired in merger	$812,500	$-

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On November 10, 2010, the partners of Thomas Investment Holdings, LLC exchanged 100% their ownership interest in Thomas for stock and notes in Immobiliare Global Investments, Inc in a reverse merger and recapitalization.  The assets and liabilities of Immobiliare at the time of the merger were as follows:

Cash	$25
Prepaid legal expenses	125,000
Goodwill	812,500
$937,525

Acquisition loan	$800,000
Equity	137,525
$937,525

The accompanying notes are an integral part of these consolidated financial statements.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Immobiliare Global Investments, Inc. (the “Company” or “Immobiliare”) was incorporated on July 1, 2010 in the State of Florida and commenced operations on that day. Thomas Investment Holdings, Inc., (“Thomas”) was a privately held limited liability company that was organized on April 23, 2004 in the State of Utah.  Effective November 10, 2010 the companies, completed the purchase and sale agreement between Thomas and Immobiliare and the member of Thomas, pursuant to which Immobiliare acquired all of the membership shares of Thomas by issuing 125,000 shares of common stock to the selling members and notes payable to the previous member of Thomas in the amount of $800,000 for a total consideration of $812,500. Consummation of the merger did not require a vote of the Immobiliare shareholders. As a result of the acquisition, the shareholders of Thomas did not own a majority of the voting stock of Immobiliare and Thomas is a wholly owned subsidiary of Immobiliare.  The previous majority shareholder of Thomas is a material shareholder, although not a majority shareholder, and the President and CEO of Immobiliare.

Although Thomas became a wholly owned subsidiary of Immobiliare in the merger, for financial reporting purposes Thomas is treated as "accounting acquirer" because its previous majority shareholder continued to own a material interest in Immobiliare and is the President and CEO of Immobiliare. Accordingly, the historical consolidated financial statements prior to the date of merger that are included in these consolidated financial statements for comparative purposes are the financial statements of Thomas. In accounting for this reverse merger, the legal share capital is that of Immobiliare (the legal parent). Since the 2009 financial statements reflect the operations as a limited liability company all equity accounts at December 31, 2009 are reflected as retained earnings in these financial statements.

The Company operates in the real estate industry, primarily in the area of investing in land and buildings to earn rental income in Salt Lake City, Utah.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Thomas Investment Holdings, LLC. All significant intercompany balances and transactions have been eliminated in these consolidated financial statements.

Basis of Accounting

The Company's accounting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less.

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the amortization period for intangible assets, valuation and impairment of intangible assets, depreciable lives of the real property and the valuation allowance on deferred tax assets.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company maintains its cash balances at a financial institution. At times such investments may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company believes it is not exposed to any significant credit risk on trade accounts receivable because the Company routinely assesses the financial strength of its customers before extending credit.

Land and Buildings

Land and buildings are stated at cost net of accumulated depreciation. Land is not depreciated. Depreciation on buildings is computed using the double declining balance method over the estimated useful lives of the buildings, generally twenty-seven and a half years. Depreciation begins in the month of acquisition or when constructed buildings are ready for their intended use.

Costs of renewals and improvements which substantially extend the useful life of the buildings are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in operations. Maintenance and repairs are expensed as incurred.

Intangible Assets

Intangible assets with finite lives consist of capitalized loan costs and are amortized using the straight-line method over their estimated useful lives.

Goodwill is recorded at cost and is not amortized. Goodwill is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount may be impaired. As of December 31, 2010, and 2009 no impairment of goodwill has occurred.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the bases of certain assets and liabilities for financial reporting and income tax reporting. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized.

The Company's financial statements do not include a provision for income taxes for years prior to 2010 because the taxable income of Thomas was included in the income tax returns of the Member’  individual income tax returns.

Upon completion of the November 10, 2010 transaction with Immobiliare as more fully described in Note 1, Thomas ceased to be treated as a partnership for income tax purposes, resulting in (1) the imposition of income tax at the corporate level instead of the individual member level and (2) the inability to continue to elect to be

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

taxed on a Cash Basis resulting in a potential transitional income tax liability. The potential liability is subject to special transitional rules that may allow such amounts, once they have been determined, to be paid over a four

(Income Taxes continued)

year period pursuant to the IRS code. The former members of the limited liability company have undertaken to provide such assistance as may be necessary to minimize the Company's exposure to such potential tax liability. At December 31, 2010 the Company has determined that the deferred tax liability is a fair approximation of the amount that may eventually become payable.

Revenue Recognition

Revenue is recognized when rental income is received due to the uncertainty associated with collecting the income. Lessors are generally on a month to month rental basis.

Subsequent Events

Management of the Company has evaluated subsequent events through May 3, 2011, which is also the date the financial statements were available to be issued. No subsequent events were noted during this evaluation that required recognition or disclosure in these financial statements.

NOTE 2 LAND AND BUILDINGS

Land and buildings at December 31, 2010 and 2009 are as follows:

	2010	2009
Land	$285,371	$285,371
Buildings and improvements at cost	778,361	778,361

	1,063,732	1,063,732
Less accumulated depreciation	(184,210)	(153,192)

	$879,522	$910,540

Depreciation expense was $31,018 and $31,017 for 2010 and 2009.

NOTE 3 INTANGIBLES

Intangibles at December 31, 2010 and 2009 consist of:

		Accumulated	Net Book
	Cost	Amortization	Value
Total Intangibles 12/31/20008
Capitalized loan fees	$6,915	$(1,537)	$5,378
Amortization for 2009		(1,537)	(1,537)

Total Intangibles 12/31/2009	6,915	(3,074)	3,841

Amortization for 2010		(1,537)	(1,537)
Acquisition of goodwill	812,500		812,500

Total Intangibles 12/31/2010	$819,415	$(4,611)	$814,804

Amortization of capitalized loan fees was $1,537 and $1,537 for 2010 and 2009. Future amortization of capitalized loan fees is expected to be:

2011	$1,537
2012	767
Thereafter	--

Total	$2,304

NOTE 4 PREPAID LEGAL EXPENSE AND CONTINGENT LIABILITY

During 2010 the founding stockholders of the Company engaged the services of an attorney to assist them in the preparation and filing of Form S-1 with the Securities and Exchange Commission to register as an issuer under the Securities and Exchange Acts. In connection with the filing of this registration statement the founding stockholders agreed to pay the attorney $125,000 for the preparation and filing of Form S-1. In return for making this payment of $125,000 the stockholders were issued 60,000,000 shares of the Company’s common stock which was the initial stock issuance for Immobiliare Global Investments, Inc.

The $125,000 advanced to the attorney by the Stockholders on behalf of the Company has been recognized as prepaid legal fees at December 31, 2010. When the registration statement is deemed to be effective the entire amount will be charged to operations.

Upon the effective date of the registration statement by the SEC the agreement with the attorney calls for an additional payment of $50,000 that will be paid by the Company. Since there has been no amounts advanced to the attorney by anyone for this additional fee and the service that this fee is related to has not yet been provided this $50,000 contingent fee has not been recorded in the Company’s financial statements at December 31, 2010 or 2009.

NOTE 5 BANK LINE OF CREDIT PAYABLE

The Company has a line of credit with a local credit union for $5,000. The line of credit is unsecured, bears interest at 18% per annum and matures annually. At December 31, 2010 and 2009 the balance drawn on the line of credit was $ 4,253 and $-0-, respectively.  At December 31, 2010, the Company had $747 in available credit on this line.

NOTE 6 INCOME TAXES

Prior to the formation of Immobiliare Global Investments, Inc. the Company operated as a limited liability company. For income tax purposes a limited liability company is treated as a “pass through” entity whereby all elements of income and expense, credits and charges, and all other tax items are reflected on the individual members’ personal income tax returns. Accordingly, there is no provision for income tax for the 2009 year.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

NOTE 6 INCOME TAXES (continued)

With the formation of Immobiliare Global Investments, Inc. in 2010 and its acquisition of the membership units in Thomas Investments, LLC, the limited liability company is treated as a “disregarded” entity effective January 1, 2010, tax treatment as “pass through” entity no longer applies and corporate income taxes are reflected for 2010 and subsequent tax years.

During the year ended December 31, 2010 the Company had a net operating loss of $22,913 which expires in 2030. This net operating loss generated $8,200 in deferred federal and state income tax benefits using a blended income tax rate of 37.25%.

The components of income tax expense attributable to continuing operations are as follows:

	2010	2009
Deferred federal and state income tax benefit	$(8,200)	$--

Current state income tax expense	100	--

Provision for income tax (benefit)	$(8,100)	$--

The net deferred income tax assets in the accompanying consolidated balance sheets include the following amount of deferred income tax assets:

	2010	2009
Deferred income tax asset:
Net operating loss carryforward	$8,200	$--

NOTE 7 ACQUISITION NOTES PAYABLE TO STOCKHOLDERS

The former member of Thomas was given a note as consideration for the membership interest of Thomas Investment Holdings, Inc. together with 125,000 shares of restricted common stock of the Company. The note bear interest at 4.5%, and is payable in monthly interest only installments from January 1, 2011. The note must be repaid by November 10, 2014 or the membership interests of Thomas Investment Holdings, Inc. must be returned to the holder. The note is secured by membership interests in Thomas Investments, LLC and by the individual real properties owned by Thomas Investments, LLC and operated by the Company. A portion of this note has designated as payable to William Middleton under the same terms.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

NOTE 7 ACQUISITION NOTES PAYABLE TO STOCKHOLDERS (continued)

Acquisition note payable at December 31, 2010 and 2009 is as follows:

	December 31, 2010	December 31, 2009
Note payable to Wayne Middleton, due November 10, 2014, with monthly payments of interest only, secured by membership interest in Thomas Investment Holdings and real estate. $80,000 is designated as payable to William Middleton under the same terms.	$800,000	$-

NOTE 8 MORTGAGE NOTES PAYABLE

The Company issued a number of mortgage notes to acquire property.  These notes are generally payable in monthly installments of interest and principle and secured by property in and around Salt Lake City, Utah (SLC).  Mortgage note payables at December 31, 2010 and 2009 are as follows:

	2010	2009
Note to a credit union, interest at 6%, due in monthly installments of $1,876, including interest, secured by a home and duplex on Major St, SLC and maturing June 2026	$250,623	$257,679

Note to a finance company, interest at 6.63%, due in interest only installments of $496, including interest, secured by 1414 S 900 W, Sand maturing in November 2034	89,825	89,825

Note to a finance company, interest at 9.75%, due in monthly installments of $206, including interest, secured by 1414 S 900 W, SLC and maturing August 2020	23,090	23,283

Note to a bank, interest at 6.75%, due in interest only installments of $526, including interest, secured by 476 S Concord, SLC and maturing November 2035	93,600	93,600

Note to a finance company, interest at 11.5%, due in monthly installments of $248, including interest, secured by 476 S Concord, SLC and maturing November 2020	24,405	24,552

Note to a bank, interest at 7.735%, due in interest only installments of $587, including interest, secured by 345 N 1200 W, SLC and maturing November 2035	88,154	88,684

Note to a finance company, interest at 10%, due in monthly installments of $158, including interest, secured by 345 N 1200 W, SLC and maturing November 2035	17,384	17,521

Note to a bank, interest at 8.79%, due in interest only installments of $699, including interest, secured by 1111 W 900 S, SLC and maturing November 2035	86,209	86,772

Note to a finance company, interest at 10%, due in monthly installments of $155, including interest, secured by 1111 W 900 S, SLC and maturing November 2035	16,864	17,023

Note to a credit union, interest at 6%, due in monthly installments of $1,217, including interest, secured by land and buildings on Major St, SLC and maturing May 2014	196,495	199,204

Total mortgage notes receivable	886,649	898,143
Less current portion of mortgage notes payable	12,280	11,738

Long-term portion of mortgage notes payable	$874,369	$886,405

Aggregate maturities of mortgage notes payable for each of the next five years is as follows:

2011	$12,280
2012	12,840
2013	13,411
2014	235,538
2015	14,574
Thereafter	598,006

$886,649

NOTE 9 EQUITY

Preferred Stock Rights and Privileges

The Company is authorized to issue 100,000,000 of preferred stock with a par value of $0.0001 per share.  Currently there are a total of 100,000 shares of Preferred "C" shares outstanding.  There are no Preferred “A” or “B” shares designated at this time.  Each Preferred "C" Share is entitled to cast five thousand (5,000) votes. These shares were issued in proportional amounts to the original founding stockholders, no payment was received. The class "C" preferred stock has no equity conversion rights. The shares contain a restriction on transferability which prohibits the transfer of the shares without prior written approval of the Board of Directors of the Company.

In July, 2010, the Company issued 25,000 shares of Class “C” preferred stock to each of the four (4) directors as founders’ shares.  This stock was issued at par.

Common Stock issues

The Company is authorized to issue up to 400,000,000 shares of common stock with a par value of $0.001 per share.

In July, 2010, the Company issued 60,000,000 shares of stock to the four (4) directors in exchange for $125,000 in legal fees paid by the directors.  This stock was issued evenly at 15,000,000 shares per director.

On November 10, 2010, the Company issued 125,000 shares of common stock at $0.10 per share along with a note payable in the amount of $800,000 for the acquisition of 100% of the membership interest of Thomas Investment Holdings, LLC.

On November 15, 2010, the Company issued 200,000 shares of common stock at $0.10 per share to a relative of Wayne and William Middleton for $20,000 cash.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to December 31, 2010, the Company issued a total of 4,000,000 shares of common stock to the directors for past services.

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Randall N. Drake, CPA, P.A.

1981 Promenade Way

Clearwater, FL  33760

727.536.4863

Randall@RDrakeCPA.com

_____________________________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Immobiliare Global Investments, Inc.

We have reviewed the accompanying balance sheet of Immobiliare Global Investments, Inc. as of the quarter ending March 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the three-month periods ended March 31, 2011 and 2010. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Randall N. Drake, CPA, P.A.

Randall N. Drake, CPA, P.A.

August 2, 2011

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
Assets
Current assets
Cash	$20,420	$64
Prepaid legal fees and escrow funds	127,275	125,000
Deferred income taxes	26,000	8,200

Total current assets	173,695	133,264

Land and buildings, net of accumulated
depreciation of $191,965 and $184,210, respectively	872,722	879,522
Intangibles	814,420	814,804
Other assets	2,300	2,300

Total Assets	$1,863,137	$1,829,890

Liabilities and Stockholders' Equity
Current liabilities
Current portion of mortgage notes payable	$12,280	$12,280
Line of credit	4,859	4,253
Loans from officers	350	-
Accrued officer compensation	84,000	-
Accrued interest	5,291	-
State tax payable	100	100
Total current liabilities	106,880	16,633

Mortgage notes payable	871,112	874,369
Acquisition note payable to stockholders	800,000	800,000
Tenant Deposits	10,008	10,008

Total liabilities	1,788,000	1,701,010

Stockholders' Equity
Preferred Stock, $.0001 par value, 100,000,000 shares
authorized; 1,000,000 and 0 shares
issued and outstanding, respectively	10	10
Common Stock, $.001 par value, 400,000,000 shares
authorized; 64,405,000 and 0 shares
issued and outstanding, respectively	64,405	60,325
Additional paid-in capital	153,085	97,165
Accumulated Deficit	(142,363)	(28,620)
Total stockholders' equity	75,137	128,880

Total Liabilities and Stockholders' Equity	$1,863,137	$1,829,890

The accompanying notes are an integral part of these consolidated financial statements.

See independent accountant’s review report

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Rental income	$31,273	$23,149

Operating expenses:
General and administrative	127,394	4,676
Depreciation	8,139	8,139
Total operating expenses	135,533	12,815

Net operating income (loss)	(104,260)	10,334
Interest expenses	27,283	12,743

Net income(loss) before taxes	(131,543)	(2,409)
Income benefit	17,800	-

Net income (loss)	$(113,743)	$(2,409)

Earnings (loss) per share,
primary and dilutive	$(0.00)	$(0.02)

Weighted average shares outstanding
primary and dilutive	63,934,565	125,000

The accompanying notes are an integral part of these consolidated financial statements.

See independent accountant’s review report

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY

					Additional		Stock
					Paid in	Accumulated	Holders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance December 31, 2009	-	$-	-	$-	$-	$8,555	$8,555

Contributions		-		-		8,938	8,938

Distributions				-		(32,200)	(32,200)

Stock issued for cash paid on behalf of corporation			60,000,000	60,000	65,000		125,000

Preferred stock issued to founders	100,000	10			(10)		-

Issuance of common stock in acquisition			125,000	125	12,375		12,500

Sale of common stock			200,000	200	19,800		20,000

Net income						(13,913)	(13,913)

Balance December 31, 2010	100,000	$10	60,325,000	$60,325	$97,165	$(28,620)	$128,880

Stock issued for officer compensation			4,000,000	4,000	36,000		40,000

Stock issued for cash			80,000	80	19,920		20,000

Net loss						(113,743)	(113,743)

Balance March 31, 2011	100,000	$10	64,405,000	$64,405	$153,085	$(142,363)	$75,137

The accompanying notes are an integral part of these consolidated financial statements.

See independent accountant’s review report

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IMMOBILIAIRE GLOBAL INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Cash Flows from Operating Activities:
Net (loss) income	$(113,743)	$(2,409)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation and amortization	8,139	8,139
Stock-based and non-cash compensation	40,000	-
Changes in assets and liabilities:
Prepaid expenses and escrow funds	(2,275)
Deferred tax asset	(17,800)
Accounts payable and accrued expenses	89,291	-
Net Cash (Used) Provided by Operating Activities	3,612	5,730

Cash Flows from Investing Activities:
Purchase of property and equipment	(955)	-
Net Cash (Used) by Investing Activities	(955)	-

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	20,000	-
Proceeds from shareholder loans	350
Payments on mortgage notes payable	(3,257)	(11,292)
Net (repayments) proceeds from line of credit	606	5,562
Net Cash (Used) Provided by Financing Activities	17,699	(5,730)

Net decrease in Cash	20,356	-

Cash at beginning of period	64	25

Cash at end of period	$20,420	$25

	-
Supplemental cash flow information:
Interest paid	$21,992	$12,743
Taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

See independent accountant’s review report

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Immobiliare Global Investments, Inc. (the “Company” or “Immobiliare”) was incorporated on July 1, 2010 in the State of Florida and commenced operations on that day. Thomas Investment Holdings, Inc., (“Thomas”) was a privately held limited liability company that was organized on April 23, 2004 in the State of Utah.  Effective November 10, 2010 the companies, completed the purchase and sale agreement between Thomas and Immobiliare and the member of Thomas, pursuant to which Immobiliare acquired all of the membership shares of Thomas by issuing 125,000 shares of common stock to the selling members and notes payable to the previous member of Thomas in the amount of $800,000 for a total consideration of $812,500. Consummation of the merger did not require a vote of the Immobiliare shareholders. As a result of the acquisition, the shareholders of Thomas did not own a majority of the voting stock of Immobiliare and Thomas is a wholly owned subsidiary of Immobiliare.  The previous majority shareholder of Thomas is a material shareholder, although not a majority shareholder, and the President and CEO of Immobiliare.

Although Thomas became a wholly owned subsidiary of Immobiliare in the merger, for financial reporting purposes Thomas is treated as "accounting acquirer" because its previous majority shareholder continued to own a material interest in Immobiliare and is the President and CEO of Immobiliare. Accordingly, the historical consolidated financial statements prior to the date of merger that are included in these consolidated financial statements for comparative purposes are the financial statements of Thomas. In accounting for this reverse merger, the legal share capital is that of Immobiliare (the legal parent). Since the 2009 financial statements reflect the operations as a limited liability company all equity accounts at December 31, 2009 are reflected as retained earnings in these financial statements.

The Company operates in the real estate industry, primarily in the area of investing in land and buildings to earn rental income in Salt Lake City, Utah.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Thomas Investment Holdings, LLC. All significant intercompany balances and transactions have been eliminated in these consolidated financial statements.

Basis of Accounting

The unaudited financial statement and notes are presented in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying unaudited financial statements should be read in conjunction with the annual audited financial statements for the years ended December 31, 2010 and 2009 and notes thereto included elsewhere in this Form S-1.  Operating results for the three months ended March 31, 2011 and 2010 is not necessarily indicative of the results that may be expected for the entire year.

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the amortization period for intangible assets, valuation and impairment of intangible assets, depreciable lives of the real property and the valuation allowance on deferred tax assets.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company maintains its cash balances at a financial institution. At times such investments may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company believes it is not exposed to any significant credit risk on trade accounts receivable because the Company routinely assesses the financial strength of its customers before extending credit.

Land and Buildings

Land and buildings are stated at cost net of accumulated depreciation. Land is not depreciated. Depreciation on buildings is computed using the straight-line method over the estimated useful lives of the buildings, generally twenty-seven and a half years. Depreciation begins in the month of acquisition or when constructed buildings are ready for their intended use.

Costs of renewals and improvements which substantially extend the useful life of the buildings are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in operations. Maintenance and repairs are expensed as incurred.

Intangible Assets

Intangible assets with finite lives consist of capitalized loan costs and are amortized using the straight-line method over their estimated useful lives.

Goodwill is recorded at cost and is not amortized. Goodwill is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount may be impaired. As of March 31, 2011, and December 31, 2010 no impairment of goodwill has been noted.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the bases of certain assets and liabilities for financial reporting and income tax reporting. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized.

Upon completion of the November 10, 2010 transaction with Immobiliare, Thomas ceased to be treated as a partnership for income tax purposes, resulting in (1) the imposition of income tax at the corporate level instead of the individual member level and (2) the inability to continue to elect to be taxed on a Cash Basis resulting in a potential transitional income tax liability. The potential liability is subject to special transitional rules that may allow such amounts, once they have been determined, to be paid over a four year period pursuant to the IRS

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

Income Taxes (Continued)

code. The former members of the limited liability company have undertaken to provide such assistance as may be necessary to minimize the Company's exposure to such potential tax liability.

Revenue Recognition

Revenue is recognized when rental income is received due to the uncertainty associated with collecting the income. Lessors are generally on a month to month rental basis.

Earnings (Loss) per Share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. During the three months ended March 31, 2011 and 2009, there were no common stock equivalents outstanding.

Subsequent Events

Management of the Company has evaluated subsequent events through July 28, 2011, which is also the date the financial statements were available to be issued. No subsequent events were noted during this evaluation that required recognition or disclosure in these financial statements.

NOTE 2 LAND AND BUILDINGS

Land and buildings consisted of the following:

	March 31,2011 (Unaudited)	December 31, 2010 (Audited)
Land	$285,371	$285,371
Buildings and improvements at cost	778,361	778,361
Furniture	995	-

	1,064,687	1,063,732
Less accumulated depreciation	(191,965)	(184,210)

	$872,722	$879,522

Depreciation expense was $7,755 and $7,755 for the three months ended March 31, 2011 and 2010.

NOTE 3 INTANGIBLES

Intangibles at March 31, 2011 and December 31, 2010 consisted of:

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

	March 31,2011 (Unaudited)	December 31, 2010 (Audited)
Capitalized loan costs	$6,915	$6,915
Less accumulated amortization	(4,995)	(4,611)

	1,920	2,304

Goodwill	812,500	812,500

	$814,420	$814,804

Amortization of capitalized loan fees was $384 and $384 for the three months ended March 31, 2011 and 2010, respectively. Future amortization of capitalized loan fees is expected to be:

2011	$1,153
2012	767
Thereafter	--

Total	$1,920

NOTE 4 PREPAID LEGAL EXPENSE AND CONTINGENT LIABILITY

During 2010 the founding stockholders of the Company engaged the services of an attorney to assist them in the preparation and filing of Form S-1 with the Securities and Exchange Commission to register as an issuer under the Securities and Exchange Acts. In connection with the filing of this registration statement the founding stockholders agreed to pay the attorney $125,000 for the preparation and filing of Form S-1. In return for the prepayment of $125,000 in legal fees the founding stockholders were issued 60,000,000 shares of the Company’s common stock which was the initial stock issuance for Immobiliare Global Investments, Inc.

The $125,000 advanced to the attorney by the Stockholders on behalf of the Company has been recognized as prepaid legal fees at March 31, 2011 and December 31, 2010. When the registration statement is deemed to be effective by the SEC the entire amount will be charged to operations.

Upon effective date of the registration statement by the SEC the agreement with the attorney calls for an additional payment of $50,000 that will be paid by the Company. Since there has been no amounts advanced to the attorney by anyone for this additional fee and the service that this fee is related to has not yet been provided this $50,000 contingent fee has not been recorded in the Company’s financial statements at March 31, 2011 or December 31, 2010.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

NOTE 5 LINE OF CREDIT PAYABLE

The Company has a line of credit with a local credit union for $5,000. The line of credit is unsecured, bears interest at 18% per annum and matures annually. At March 31, 2011 and December 31, 2010 the balance drawn on the line of credit was $ 4,859 and $ 4,253, respectively.  At March 31, 2011, the Company had $141 of credit available on this line.

NOTE 7 ACQUISITION NOTES PAYABLE TO STOCKHOLDERS

The former member of Thomas was given a note as consideration for the membership of Thomas Investment Holdings, Inc. together with 125,000 shares of restricted common stock of the Company. The note bears interest at 4.5%, and is payable in monthly interest only installments from January 1, 2011. The notes must be repaid by November 10, 2014 or the membership interests of Thomas Investment Holdings, Inc. must be returned to the holders. The notes are secured by membership interests in Thomas Investments, LLC and by the individual real properties owned by Thomas Investments, LLC and operated by the Company.  Wayne Middleton has designated a prtion of this note to be payable to William Middleton under the same terms.

Acquisition note payables at March 31, 2011 and December 31,2010 are as follows:

	March 31, 2011	December 31, 2010
Note payable to Wayne Middleton, due November 10, 2014, with monthly payments of interest only, secures by membership interest in Thomas Investment Holdings and real estate. $80,000 of this note is designated as payable to William Middleton under the same terms.	$800,000	$800,000

NOTE 8 MORTGAGE NOTES PAYABLE

The Company issued a number of mortgage notes to acquire property.  These notes are generally payable in monthly installments of interest and principle and secured by property in and around Salt Lake City, Utah (SLC).  Mortgage note payables at March 31, 2011 and December 31, 2010 are as follows:

	March 31, 2011	December 31, 2010
Note to a credit union, interest at 6%, due in monthly installments of $1,876, including interest, secured by a home and duplex on Major St, SLC and maturing May 2014	$248,549	$250,623

Note to a finance company, interest at 6.63%, due in interest only installments of $496, including interest, secured by 1414 S 900 W, SLC and maturing in November 2034	89,825	89,825

Note to a finance company, interest at 9.75%, due in monthly installments of $206, including interest, secured by 1414 S 900 W, SLC and maturing August 2020	23,012	23,090

Note to a bank, interest at 6.75%, due in interest only installments of $526, including interest, secured by 476 S Concord, SLC and maturing November 2035	93,600	93,600

Note to a finance company, interest at 11.5%, due in monthly installments of $248, including interest, secured by 476 S Concord, SLC and maturing November 2020	24,347	24,405

Note to a bank, interest at 7.735%, due in interest only installments of $587, including interest, secured by 345 N 1200 W, SLC and maturing November 2035	88,028	88,154

Note to a finance company, interest at 10%, due in monthly installments of $158, including interest, secured by 345 N 1200 W, SLC and maturing November 2035	17,331	17,384

Note to a bank, interest at 8.79%, due in interest only installments of $699, including interest, secured by 1111 W 900 S, SLC and maturing November 2035	86,131	86,209

Note to a finance company, interest at 10%, due in monthly installments of $155, including interest, secured by 1111 W 900 S, SLC and maturing November 2035	16,808	16,864

Note to a credit union, interest at 6%, due in monthly installments of $1,217, including interest, secured by land and buildings on Major St, SLC and maturing May 2014	195,760	196,495

Total mortgage notes receivable	883,392	886,649
Less current portion of mortgage notes payable	12,280	12,280

Long-term portion of mortgage notes payable	$871,112	$874,369

Aggregate maturities of mortgage notes payable for each of the next five years is as follows:

2011	$12,280
2012	12,840
2013	13,411
2014	235,534
2015	14,574
Thereafter	594,749

$883,392

NOTE 9 EQUITY

Preferred Stock Rights and Privileges

The Company is authorized to issue 100,000,000 of preferred stock with a par value of $0.0001 per share.  Currently there are a total of 100,000 shares of Preferred "C" shares outstanding.  There are no Preferred “A” or “B” shares designated at this time.  Each Preferred "C" Share is entitled to cast five thousand (5,000) votes. These shares were issued in proportional amounts to the original founding stockholders, no payment was received. The class "C" preferred stock has no equity conversion rights. The shares contain a restriction on transferability which prohibits the transfer of the shares without prior written approval of the Board of Directors of the Company.

There were no preferred shares issued during the three months ended March 31, 2011 and 2010.

Common Stock issues

The Company is authorized to issue up to 400,000,000 shares of common stock with a par value of $0.001 per share.

In January 2011, the Company issued 1,000,000 shares each to the four directors for past services.  This stock was valued at $10,000 per director.

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IMMOBILIARE GLOBAL INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

See independent accountant’s review report

On March 31, 2011, The Company issued 80,000 shares to an unrelated party for $20,000 cash.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company made a total of $9,000 in interest payments on the acquisition notes payable to two stockholders

From time to time an officer may pay an expense for or loan money to the Company with the expectation of being reimbursed.  These loans are temporary in nature, do not accrue interest and are unsecured.  At March 31, 2011, the Company owed $350 to an officer for such a transaction.

NOTE 11 –  CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to March 31, 2011, the Company issued a total of 220,000 shares of common stock for cash.

In April, 2011, an officer loaned the Company $2,000 for working capital needs.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
Resale Offering
DESCRIPTION OF SECURITIES TO BE REGISTERED
INTEREST OF NAMED EXPERTS AND COUNSEL
INFORMATION WITH RESPECT TO THE REGISTRANT
Description of Business
Description of Property
Legal Proceedings
Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters
Reports to Security Holders
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Our Business
Results of Operation
Liquidity & Capital Resources
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
Directors and Executive Officers
Executive Compensation
Compensation Committee Interlocks and Insider Participation
Security Ownership of Certain Beneficial Owners and Management
Transactions With Related Persons, Promoters and Certain Control Persons
Director Independence
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
INDEX TO FINANCIAL STATEMENTS

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DEALER PROSPECTUS DELIVERY OBLIGATION

Until

 (90 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses payable by Immobiliare Global Investments, Inc. in connection with the sale of the securities being registered.  We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.  All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$1,451.25
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$0.00
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$175,000.00
Transfer Agent’s Fees and Expenses	$2,000.00
Miscellaneous	$5,000.00
Total	$190,951.25

Item 14. Indemnification of Directors and Officers.

Our Bylaws permit the corporation to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense.

In addition, our By-Laws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification.  We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

CODE OF ETHICS

We have adopted a code of ethics as of May 2011 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission an in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

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WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission.  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

Item 15. Recent Sales of Unregistered Securities.

Set forth  in the table below is information regarding the issuance and sales of Immobiliare Global Investments, Inc.’s common stock without registration at inception (July 2, 2010).  No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.  The following securities of Immobiliare Global Investments, Inc. were issued by Immobiliare Global Investments, Inc. within the past three (3) years and were not registered under the Securities Act of 1933: The shares of our common stock were issued pursuant to Section 4(2) of the Securities Act of 1933 and the exempt transaction provisions of applicable state law.   All shareholders in our Section 4(2) offering are sophisticated investors who are personally known by our Chief Executive Officer, Wayne Middleton.  Each shareholder had sufficient knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or was otherwise able to bear the economic risks of an investment in our company.  Additionally, each shareholder was provided with access to the type of information about our company that would normally be provided in a prospectus.  Finally, the shareholders agreed not to resell or distribute the securities to the public and were aware that each certificate representing shares of our common stock would bear a restrictive transfer legend to prevent any unauthorized distribution.

On November 10, 2010 the Company issued our four founding directors 25,000 shares each of our Preferred Class "C" Shares. Each Preferred Class "C" Share is entitled to cast Five Thousand (5,000) votes. These shares were issued in proportional amounts to the original founding stockholders with no payment being received. The Class "C" preferred stock has no equity conversion rights. The shares contain a restriction on transferability which prohibits the transfer of the shares without prior written approval of the Board of Directors of the Company.

Name of Stockholder	Shares Received	Date Shares Sold	Consideration
Wayne Middleton	15,000,000	July 1, 2010	$31,250
Wayne Middleton	100,000	November 10, 2010	$10,000
Wayne Middleton	1,000,000	January 7, 2011	$10,000
Charles Irizarry	15,000,000	July 1, 2010	$31,250
Charles Irizarry	1,000,000	January 7, 2011	$10,000
David Skutt	15,00,000	July 1, 2010	$31,250
David Skutt	1,000,000	January 7, 2011	$10,000
Henrik Zohrabians	15,000,000	July 1, 2010	$31,250
Henrik Zohrabians	1,000,000	January 7, 2011	$10,000
Anthony W. Middleton, Jr.	200,000	November 2010	$20,000
William J. Middleton	25,000	November 10, 2010	$2,500
Lamar Sanders	80,000	March 30, 2011	$20,000
Central Bank FBO Ryan Fouts IRA	120,000	April 25, 2011	$30,000

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Item 16. Exhibits and Financial Statement Schedules. The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.  All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws
5	Opinion Regarding Legality and Consent of Counsel: by Clifford J. Hunt, Esq.
10.1	Promissory Note to A. Wayne Middleton
10.2	Purchase and Sale Agreement b/t Company and A. Wayne Middleton
14	Code of Ethics
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by Randall N. Drake, CPA, P.A.

Item 17. Undertakings.

(a) Rule 415 Offering.  The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(4)  In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on August 4, 2011.

(Registrant)

IMMOBILIARE GLOBAL INVESTMENTS, INC.

By:  /s/ Wayne Middleton

Wayne Middleton, CEO

Principal Executive Officer

By:  /s/ Bradford P. Margetts

Bradford P. Margetts,

Principal Financial Officer,

Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name

Title

Date

By:/s/ Wayne Middleton

CEO, Director

August 4, 2011

Wayne Middleton

By: /s/ Charles Irizarry

VP, Director

August 4, 2011

Charles Irizarry

By: /s/ David Skutt

Director

August 4, 2011

David Skutt

By: /s/Henrik Zohrabians

Director

August 4, 2011

Henrik Zohrabians